Filed Pursuant to Rule 424(b)(3)
Registration No. 333-119265

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

SUPPLEMENT NO. 3 DATED DECEMBER 13, 2006

TO PROSPECTUS DATED APRIL 28, 2006

We are providing this Supplement No. 3 to you in order to supplement our prospectus dated April 28, 2006 (the “Prospectus”). This Supplement No. 3 is part of, and should be read in conjunction with, the Prospectus. The terms “we,” “our,” and “us” include Corporate Property Associates 16 — Global Incorporated and its subsidiaries. Capitalized terms used in this Supplement No. 3 have the same meaning as in the Prospectus unless otherwise defined herein. The property chart included herein under “Description of the Properties” is considered to be a replacement of the property chart contained on pages S-3 through S-5 of Supplement No. 2 to the Prospectus dated September 11, 2006. In addition, the “IDS Group Limited, LFD Manufacturing Limited, IDS Logistics (Thailand) Ltd. and IDS Manufacturing Sdn Bhd” description is considered to be a replacement of the “IDS Group Limited, LFD Manufacturing Limited and IDS Logistics (Thailand) Ltd.” description contained on pages S-6 and S-7 of Supplement No. 2 to the Prospectus dated September 11, 2006, the “Bob’s Discount Furniture, LLC” description is considered to be a replacement of the “Bob’s Discount Furniture, LLC” description contained on pages S-6 and S-7 of Supplement No. 1 to the Prospectus dated June 13, 2006 and the “Description of Financing” for Southwest Convenience Stores, LLC is considered to be a replacement of the “Description of Financing” contained on pages S-8 and S-9 of Supplement No. 2 to the Prospectus dated September 11, 2006. All other information in this Supplement No. 3 is considered to be an addition to, and should be read in conjunction with, the information in the Prospectus and Supplement Nos. 1 and 2.

INDEX TO THIS SUPPLEMENT

Recent Developments	S-1
Description of the Properties	S-2
Pro Forma Financial Statements	F-1
Annex A — Quarterly Report on Form l0-Q	A-1

RECENT DEVELOPMENTS

Filing of Quarterly Report on Form l0-Q

On November 14, 2006, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. This Quarterly Report is attached as Annex A to this Supplement No. 3.

Our Offering and Issuances through Our Distribution Reinvestment Plan

As detailed in the Prospectus, we are offering up to $950,000,000 in shares of our common stock, including $400,000,000 in shares of common stock through our distribution reinvestment plan. The offering price is $10 per share. As of the date of this Supplement No. 3, we have issued 53,782,396 shares of our common stock in connection with our offering, including 1,495,422 shares issued pursuant to our distribution reinvestment plan, raising aggregate gross proceeds of $537,715,466. We currently expect to close our second offering during either December 2006 or the first quarter of 2007.

Property Acquisitions

Since September 11, 2006, the date of our Supplement No. 2 to the Prospectus, we have entered into eight new investments. In addition, activity at our existing properties included obtaining mortgage financing on an investment.

DESCRIPTION OF THE PROPERTIES
(Pages 118-120 of the Prospectus)

The following table provides certain summarized information with respect to the properties we have acquired as of the date of this prospectus:

			Primary	Approximate	Initial		Rent
		Purchase	Property	Square	Annual		Increase	Lease	Maximum	Amount of	Date of
Lessee	Property Location	Price*	Type	Footage	Rent**		Factor	Expiration	Term	Financing	Acquisition

Actuant Corporation and GB Tools and Supplies, Inc.(1)	Kahl am Main, Germany	$16,768,815	1,2	306,000	$1,596,282		(7)	1/21	1/31	$11,053,050	12/03 & 6/04

U-Haul Moving Partners, Inc. and Mercury Partners, LP(2)	78 properties(3)	312,445,026	4	5,814,000	28,541,115		(8)	4/15 & 4/25	4/35 & 4/44	183,000,000	4/04

Polestar Petty Limited(4)	Leeds, UK	27,920,501	1,3	200,000	2,116,370		2.5% per year	5/29	5/29	18,840,150	5/04

Castle Rock Industries Inc., Professional Chemicals Corporation, T&G Management Services, Inc. and Windsor Industries, Incorporated	Englewood, CO — 3 properties Chandler, AZ	13,764,817	1	357,000	1,327,620		CPI	6/24	6/44	9,300,000	6/04

Foss Manufacturing Company, LLC	Hampton, NH — 2 properties	32,170,523	1	528,000	3,194,565		CPI	7/24	7/44	17,000,000	7/04

TietoEnator Corporation(5)	Espoo, Finland — 2 properties	97,763,109	3	466,000	6,984,605		Finnish CPI	1/17	1/32	70,996,640	7/04

Thales SA(6)	Guyancourt, Conflans Saint Honorine, Ymare, Aubagne and Laval, France	103,186,152	1,3	1,597,000	9,744,717		INSEE Index	8/11	8/20	76,656,682	7/04 & 8/04

Ply Gem Industries, Inc.(9)	Kearney, MO Martinsburg, WV Middlesex, PA Calgary, Canada Wallbridge, OH York, NE Fair Bluff, NC Rocky Mount, VA	37,884,817	1	2,093,000	3,510,137		(9)	8/24	8/44	21,185,774	8/04

Xpedite Systems, Inc.	Tinton Falls, NJ	15,522,251	3	90,000	1,395,000		(10)	6/16	6/26	10,250,000	9/04

Huntsman International LLC	Woodlands, TX	37,975,066	3	179,000	3,545,000		2% per year	(11)	(11)	26,600,000	9/04

Plantagen Finland Oy and Plantagen Sverige AB(12)	Vantaa, Finland, Linköping, Sweden	30,906,841	4	150,000	2,161,659		Finnish, Swedish CPI	12/24 & 12/29	12/44 12/49	19,929,424	12/04

Pohjola Non-Life Insurance Company Ltd.(13)	Helsinki, Finland	113,513,922	3	851,000	8,127,600		Finnish CPI	7/15	7/20	84,662,500	1/05

HMS Healthcare, Inc.	Southfield, MI	18,731,937	3	94,000	1,228,354	(14)	(14)	1/25	1/45	9,100,000	1/05

EZ Pack Holdings, LLC, EZ Pack Manufacturing, LLC and EZ Pack Parts, LLC(35)	Cynthiana, KY	7,366,492	1,3	328,000	737,072		CPI	7/16	7/21	4,550,000	1/05

Precise Technology, Inc.	Buffalo Grove, IL	16,469,372	1,3	265,000	1,447,625		CPI	1/25	1/45	10,500,000	1/05

LFD Manufacturing Ltd., IDS Logistics (Thailand) Ltd. and IDS Manufacturing Sdn Bhd(15)	Lamlukka, Bangpa-In, Thailand and Bandar Shah Alam, Malaysia	35,168,662	1,2	1,089,000	3,039,757		Thai CPI Malaysian CPI	12/19 & 12/24	12/34	15,350,500	1/05 & 9/06

Finisar Corporation	Allen, TX, Sunnyvale, CA	29,292,330	3	252,000	2,950,510		2.25% per year	2/20	2/40	17,000,000	2/05

MetalsAmerica, Inc.	Shelby, NC	7,436,520	1	170,000	651,000		CPI	2/25	2/45	4,000,000	2/05

Rinker Materials PolyPipe, Inc.	Fernley, NV Sandersville, GA Erwin, TN Gainesville, TX	8,713,508	1	243,000	786,600		CPI	2/25	2/45	5,000,000	2/05

Telcordia Technologies, Inc.	Piscataway, NJ	116,459,046	3	891,000	8,913,190		CPI	9/23	9/43	79,686,000	3/05

The Hinckley Company(16)	Stuart, FL Southwest Harbor, ME — 2 properties Trenton, ME Portsmouth, RI	58,318,586	1	500,000	5,161,500		CPI	4/30	4/60	35,000,000	5/05

MetoKote Corporation	Huber Heights, Sheffield Village, and Lima, OH Lebanon, TN, Peru, IL, Ontario, Canada and Coahuila, Mexico	42,087,927	1	3,244,000	3,660,793		(17)	5/25 7/25	5/45 7/45	26,000,000	5/05 & 7/05

DESCRIPTION OF THE PROPERTIES (Continued)
				Primary	Approximate		Initial	Rent
		Purchase		Property	Square		Annual	Increase	Lease	Maximum	Amount of	Date of
Lessee	Property Location	Price*		Type	Footage		Rent**	Factor	Expiration	Term	Financing	Acquisition

Hellweg Die Profi-Baumärkte GmbH and Co.(18)	Arnstadt, Borken, Bünde, Dorsten, Duisburg, Freiberg, Gütersloh, Bad Salzungen, Monheim, Oberhausen, Osnabrück, Rodewisch, Schmalkalden, St. Augustin, Stendal, and Wuppertal, Germany	154,364,173		4	1,371,000		12,552,050	German CPI	6/30	6/35	106,366,200	6/05

Career Education Corp.	Nashville, TN	10,540,705		3	66,000		474,728	(20)	6/19	6/29	6,500,000	6/05

Police Prefecture, French Government(19)	Paris, France	106,648,598		3	241,000		6,519,983	INSEE	6/19	6/19	78,585,000	7/05

John McGavigan Limited	Bishopbriggs, Scotland, United Kingdom	12,209,008		1	112,000		1,021,169	UK RPI	8/25	8/25	7,630,773	8/05

Bob’s Discount Furniture, LLC(21)	Norwich, CT	36,847,594		2	795,000		3,391,500	CPI	4/26 & 8/27	4/36 & 8/37	16,000,000	8/05 & 9/06

Advanced Circuits, Inc.	Aurora, CO	5,260,602		1,3	61,000		482,500	CPI	9/20	9/40	3,425,000	9/05

John Nuriminen Oy(22)	Kotka, Finland	9,978,964		2	223,000		709,479	Finnish CPI	10/20	10/35	6,634,650	10/05

Dick’s Sporting Goods, Inc.(23)	Plainfield, IN	30,150,000	(24)	2	364,000	(25)	1,242,702	CPI	1/22	1/57	—	12/05

Corinthian Colleges, Inc.	Blairsville, PA Laramie, WY	52,482,952	(26)	5	(27)		(28)	CPI	(29)	(29)	16,350,000	12/05 & 1/06

Murray International Metals, Limited(30)	Newbridge, Scotland, United Kingdom	25,243,950		2,3	213,000		2,111,542	UK CPI	12/30	12/50	16,735,200	12/05

Utex Industries, Inc.	Weimar, Houston, Conroe and Odessa, TX	14,729,686		1,3	335,000		1,260,000	CPI	3/26	3/46	9,000,000	3/06

Superhobby Dom I Ogrod Sp. Z. o. o., Superhobby Market Budowlany Sp. Z. o. o. and OBI Centrala Systemowa Z. o. o.(31)	15 properties in Poland(32)	183,299,973		3,4	1,660,000		12,871,816	75% of the EuroZone CPI	3/16(33)	3/31	145,945,184	3/06

Datastream Systems, Inc.	Greenville, SC	16,307,866		3	126,000		1,356,250	CPI(34)	3/21	3/41	10,850,000	3/06

Kings Super Markets, Inc.	Cresskill, Livingston, Maplewood, Morristown, Upper Montclair and Summit, NJ	48,397,539		4	137,000		3,450,000	CPI	4/26	4/66	27,825,000	4/06

Hilite Germany GmbH & Co. KG	Marktheidenfeld, Germany	24,343,120		1,3	194,000		2,284,799	German CPI	5/26	5/46	15,039,180	5/06

CheeseWorks Real Properties, Inc.	Ringwood, NJ and Alameda, CA	10,521,204		2	75,000		915,000	CPI	6/26	6/46	6,000,000	6/06

Southwest Convenience Stores, LLC	El Paso, TX- 23 properties	23,676,889		4	62,000		1,800,318	CPI	3/31	3/51	14,922,000	7/06

International Imaging Materials, Inc.	Amherst, NY	15,781,806		1,3	271,000		1,387,500	CPI	8/26	8/46	10,500,000	8/06

Hotel Operator(36)	Bloomington, Minnesota	49,506,919		5	(36)		(36)	(36)	(36)	(36)	—	9/06

Consolidated Systems, Inc.(37)	Columbia, South Carolina	17,880,785		1,3	565,000		1,579,500	10% every 5 years	10/26	10/46	12,000,000	10/06

Provo Craft & Novelty, Inc.	Spanish Fork, Utah	12,460,733		2,3	213,000		1,080,000	10% every 5 years	3/20	3/30	9,000,000	10/06

LifePort, Inc.	Woodland, Washington and Georgetown, Texas	6,654,970		3	70,000		585,000	CPI	10/21	10/41	3,825,000	10/06

Goertz + Schiele Corporation(38)	Auburn Hills, Michigan	24,414,626		1,3	462,000		2,156,727	CPI	11/26	11/46	13,700,000	11/06

TRW Vehicle Safety Systems, Inc.	Washington Township, Michigan	40,544,503		1,3	280,000		2,904,000	2% per year	11/21	11/41	30,400,000	11/06

Property Types are coded as follows: 1 – Industrial/Manufacturing; 2 – Distribution/Warehouse; 3 – Office/Research; 4 – Retail; 5 – Other

*	Purchase price means the contractual purchase price plus acquisition fees and transaction closing costs. Includes an acquisition expense allowance of 0.5% of the contract purchase price of each of our acquired properties or funds advanced for loans secured by real estate acquired with the proceeds from our initial public offering and the related offering through our distribution reinvestment plan. We will continue to pay this allowance for investments made with proceeds of our initial public offering. There will be no such allowance payable to our advisor for future investments made by us with the future proceeds of this offering and our distribution reinvestment plan, although we will be responsible for the payment of all acquisition expenses.

**	With respect to the calculation of rents on foreign properties, dollar amounts have been translated from the respective foreign currencies using the exchange rate as the date of acquisition.

(1)	Values reflect 100% of this property. CPA®:16 — Global holds a 50% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.2218.

(2)	Values reflect 100% of this property. CPA®:16 — Global holds a 30.77% interest and the remaining interests are held by affiliates CPA®:15 (57.69%) and Corporate Property Associates 14 Incorporated (11.54%).

(3)	Mobile, Oxford, AL; Fountain Hills, Peoria, Phoenix, Phoenix West (4 locations), Prescott, Surprise, AZ; Aurora South, Denver South, Littleton, CO; Fort Myers, Jacksonville, Key Largo, Ocoee, Orange City, Orlando (3 locations), Orlando North, Sanford, Tampa, Winter Park, FL; Conyers, Kennesaw, Lawrenceville, Riverdale, Snellville, Smyrna, GA; Alsip, Aurora, Crystal Lake, Naperville, IL; Merrillville, IN; Lenexa, KS; Bossier City, LA; Capital Heights, MD; Chicopee, Stoughton, MA; Apple Valley, MN; Hattiesburg, MS; O’Fallon, St. Charles, MO; Henderson, Las Vegas (3 locations), North Las Vegas, NV; Pennsauken, NJ; Rio Rancho, NM; Bronx, NY; Gastonia, NC; Columbus, OH; Stillwater, OK; Brentwood, TN; Arlington, Austin, Dallas, DeSoto, El Paso, Forth Worth, Grape Vine, Houston North, Houston South (2 locations), Killeen, League City, Lewisville, McKinney, Plano, TX; Chantilly, Colonial Heights, Manassas, Newington, Woodbridge, VA.

(4)	Dollar amounts have been translated from the Pound Sterling using the exchange rate as of the date of acquisition of $1.79430.

(5)	Values reflect 100% of this property. CPA®:16 —Global holds a 40% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.23670.

(6)	Values reflect 100% of this property. CPA®:16 — Global holds a 35% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the dates of acquisition of $1.21070 and $1.20320.

(7)	The rent will increase by the lesser of 400% of the German Consumer Price Index, or 3.75% of the prior year’s rent.

(8)	These properties are subject to two leases. The rent under each lease will be increased on the fifth anniversary of commencement, and every five years thereafter, by the CPI.

(9)	Dollar amounts related to the Canadian property have been translated from the Canadian Dollar using the exchange rate as of the date of acquisition of $0.76490. These properties are subject to two leases. The rent under each lease will be increased annually based on increases in the US and Canadian CPI.

(10)	The property is subject to an assumed lease with stated rent increases in years two and seven from the date of acquisition.

(11)	Construction was completed in September 2005 at which time the initial lease term of 17 years commenced, followed by four renewal terms of 5 years each.

(12)	Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.3538 for the Finland property and from the Swedish Kroner using the exchange rate as of the date of acquisition of $0.1503 for the Sweden property.

(13)	Values reflect 100% of this property. CPA®:16 — Global holds a 40% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.3546.

(14)	Two shorter term leases were also assumed in connection with the acquisition of this property, one of which provides an additional $210,015 in annual rent through June 2009, and one of which provides an additional $62,977 in annual rent through December 2010. The primary lease provides for rent increases of 6.903% every three years.

(15)	This reflects the aggregate purchase price of the Thailand and Malyasian properties. Dollar amounts have been translated from the Thai baht using the exchange rate as of the date of acquisition of $0.0261. Construction of expansions at both properties were completed in June 2006. Dollar amounts have been translated from the Malyasian Ringgit using the exchange rate at the date of acquisition of $0.2732.

(16)	Values reflect 100% of this property. CPA®:16 —Global holds a 70% interest and the remaining interest is held by CPA®:15 (an affiliate).

(17)	These properties are subject to three leases. The rent under each lease will be increased annually based on increases in the US, Canadian and Mexican CPI. Dollar amounts related to the Canadian property have been translated from the Canadian Dollar using the exchange rate as of the date of acquisition of $0.7894.

(18)	Values reflect 100% of this property. CPA®:16 —Global holds 25% interest and the remaining interest is held by CPA®:15 (an affiliate).

(19)	Values reflect 100% of this property. CPA®:16 —Global holds 50% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.2090.

(20)	The property is subject to an assumed lease. The tenant will increase its occupancy at the property in stages as the property is being retrofitted to their specifications per an existing agreement with the former owner of the property. It is expected that the tenant will take full occupancy by January 1, 2007. Monthly rent will increase accordingly to reflect occupancy of the additional space, followed by annual rent increases of 3%.

(21)	Construction of an addition to the facility was completed in May 2006 at which time the initial 20 year lease term commenced. We have agreed to construct a second addition to the facility, consisting of a total of 210,000 square feet.

(22)	Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.2063.

(23)	Values reflect 100% of this property. CPA®:16 — Global holds a 55.1% interest and the remaining interest is held by CPA®:14 (an affiliate).

(24)	Includes costs relating to the construction of an expansion facility.

(25)	Does not include the 361,000 square foot expansion facility that we have agreed to construct on the property.

(26)	This reflects the aggregate purchase price of the Pennsylvania and Wyoming properties. This includes costs relating to the construction of seven three-story student housing facilities on the Pennsylvania property, consisting of a total of 198,660 square feet. Also includes costs relating to the construction of four student housing facilities on the Wyoming property, consisting of a total of 200,400 square feet.

(27)	No buildings currently exist. We have agreed to construct seven three-story student housing facilities on the Pennsylvania property and four student housing facilities on the Wyoming property.

(28)	While these properties are under construction, the annual rent under each lease will be in an amount equal to LIBOR, plus 250 basis points, based on amounts we advance for construction. Upon completion, the annual rent will be payable monthly at an amount equal to approximately 9% of the funds we advanced for construction.

(29)	Each lease has a 20-year term, beginning on the date of completion of the first building and provides for three 10-year renewal terms.

(30)	Dollar amounts have been translated from the Pound Sterling using the exchange rate as of the date of acquisition of $1.7616.

(31)	Values reflect 100% of this property. We hold a 25% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.21361.

(32)	Bydgoszcz, Czestochowa, Jablonna, Katowice, Kielce, Lódz (2 properties), Lubin, Lublin, Olsztyn, Opole, Plock, Walbrzych and Warsaw (2 properties), Poland.

(33)	There is a separate agreement to lease for an additional eight year term.

(34)	During the initial term, rent is increased annually by CPI, but, for each renewal term, the rent is based on fair market value at the beginning of the applicable renewal term, which is in turn increased annually by CPI during the balance of the applicable renewal term.

(35)	The tenant purchased the assets of the former tenant, Clean Earth Kentucky, LLC in connection with Clean Earth’s bankruptcy proceedings and signed a new lease with us in July 2006.

(36)	No building currently exists. We have agreed to construct a 255-room hotel consisting of a total of approximately 170,000 square feet. This property, once construction is complete, will be operated by a wholly owned subsidiary of the Company under a hotel operator franchise agreement.

(37)	Values reflect 100% of this property. CPA®:16 — Global holds a 40% interest and the remaining interest is held by W. P. Carey & Co. LLC (an affiliate).

(38)	Values reflect 100% of this property. CPA®:16 — Global holds a 50% interest and the remaining interest is held by CPA®:15 (an affiliate).

IDS Group Limited, LFD Manufacturing Limited, IDS Logistics (Thailand) Ltd. and IDS Manufacturing Sdn Bhd (Pages S-6 and S-7 of Supplement No. 2)

All U.S. Dollar amounts are based on the exchange rate on the date of closing.

Acquisition

In January 2005, we purchased, through a wholly-owned subsidiary, a 49% interest in Borneo Agencies Limited, which owned two warehouse/manufacturing facilities in Lamlukka and Bangpa-In, Thailand and entered into net lease agreements with LFD Manufacturing Limited or “LFD” and IDS Logistics (Thailand) Limited or “IDS (Thailand)”. The remaining 51% is held by Thai citizens, as required by Thai law. This transaction is structured so that we will receive substantially 100% of the economic benefits of ownership of the facilities.

In September 2006, through a wholly-owned subsidiary, we acquired a manufacturing facility located in Bandar Shah Alam, Malaysia from LFD. Concurrently with the acquisition, we entered into a net lease with IDS Manufacturing Sdn Bhd, or “IDS (Malaysia)”, (LFD, IDS (Thailand) and IDS (Malaysia) are collectively referred to as the “tenants”). All of the leases are guaranteed by the tenants’ parent, IDS Group Limited, or “IDS Group.”

Purchase Terms

The total cost of the Thailand facilities, including the acquisition fee payable to Carey Asset Management Corp., was 929,059,419 Thai Baht (“THB”), or $24,155,545. We paid at closing an acquisition fee of THB 23,111,031 or $600,887 and acquisition expense allowance of THB 4,618,187 or $120,073 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of THB 18,488,825 or $480,709 payable in equal annual installments over each of the next three years, but only if we achieve the preferred return of six percent. These amounts include costs incurred to construct expansions at both properties, which were completed in June 2006.

The total cost of the Malaysian facility, including the acquisition fee payable to Carey Asset Management Corp., was 40,311,554 Malaysian Ringgit (“MYR”), or $11,013,117. We paid at closing an acquisition fee of MYR 997,382 or $272,485 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of MYR 797,906 or $217,988 payable in equal annual installments over each of the next three years, but only if we achieve the preferred return of six percent.

Description of Lease

The Thailand facilities are leased to the tenants under two net leases. The leases have terms of 15 years with an automatic five-year renewal period. The tenants have the right to renew, by notice of not less than 18 months prior to the end of the initial term, for a period in excess of five years but less than or equal to 15 years. The leases require the tenants to pay maintenance, insurance, taxes and all other expenses associated with the operation of the facilities. The leases provide for initial annual rent, including rent related to the expansions, of THB 80,378,500, or $2,089,841. The leases provide for rent increases every third year based on the percentage increase in the CPI of Thailand.

The Malaysian facility is leased to the tenant under a net lease. The lease has an initial term of approximately 13 years with an automatic five-year renewal period. The tenant has the right to renew, by notice of not less than 18 months prior to the end of the initial term, for a period in excess of five years but less than or equal to 15 years. The lease requires the tenant to pay maintenance, insurance, taxes and all other expenses associated with the operation of the facility. The lease provides for initial annual rent of MYR 3,477,000, or $949,916. The lease provides for rent increases every third year commencing January 1, 2008, based on the percentage increase in the CPI of Malaysia.

Description of Financing

In connection with our acquisition of the Thailand facilities, we obtained non-recourse mortgage financing of THB 440,000,000, or approximately $11,440,000. The mortgage financing has a 13.5-year term maturing in April 2018. In June 2006, in connection with the expansion, we increased our borrowing under the loan facility by THB 150,000,000, or approximately $3,910,500 based on the exchange rate as of the date of the closing of the additional financing at a fixed annual interest rate of 7.15% maturing in April 2018.

In connection with our acquisition of the Malaysian facility, we will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate of approximately MYR 30,000,000 or $8,196,000 for a term of approximately 12.5 years. There can be no assurance that we will be successful in securing mortgage financing on the terms described.

Description of IDS Group, LFD, IDS (Thailand) and IDS (Malaysia)

IDS Group is a multinational marketing company, logistics provider and contract manufacturer focusing on serving brand owners of consumer and healthcare products who wish to penetrate the Greater China and Association of South East Asian Nations (ASEAN) region, including Hong Kong, Taiwan, Thailand, Malaysia, Singapore, the Philippines, Indonesia and Brunei. LFD is the manufacturing operation for the IDS Group in Thailand. IDS (Thailand) is the logistics operation for the IDS Group in Thailand. IDS Malaysia is the manufacturing and logistics operation for the IDS Group in Malaysia.

Bob’s Discount Furniture, LLC (Pages S-6 and S-7 of Supplement No. 1)

Acquisition

In August 2005, through a wholly owned subsidiary, we acquired a one story, warehouse/distribution building in Norwich, Connecticut from an affiliate of Bob’s Discount Furniture, LLC or “BOBS” and entered into a net lease with BOBS. BOBS, as our agent, entered into an agreement to construct an approximately 271,000 square foot addition to the facility, which was completed in May 2006. In September 2006, through a wholly owned subsidiary, we entered into an agreement with BOBS to construct a second addition to the existing facility of approximately 210,000 square foot and concurrently entered into a net lease with BOBS.

Purchase Terms

The total cost of the original facility, including the cost of construction of the first addition to the original facility and the acquisition fee payable to Carey Asset Management Corp., was $23,696,094. Included in the total cost of the facility are the acquisition fee of $583,367 and an acquisition expense allowance of $111,423 we paid to Carey Asset Management Corp. Carey Asset Management Corp. will receive a deferred fee in the total amount of $466,694 payable in equal annual installments over the next three years, but only if we achieve the preferred return of six percent.

The total cost of the second addition to the original facility, based on our current estimation of construction costs and including the acquisition fee payable to Carey Asset Management Corp., is approximately $13,151,500. Included in the cost of the second facility is the acquisition fee of $327,225 and acquisition expense allowance of $62,500 we paid at closing to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of $261,780, payable in equal annual installments over each of the next three years, but only if we achieve the preferred return of six percent.

Description of Lease

The original facility and first addition is leased to BOBS under two net leases. Each lease has an initial term of 20 years and provides for two 5-year renewal options. The aggregate initial annual rent under both leases totals $2,172,750 payable in quarterly installments. Additionally, the leases provide for CPI-based rent increases every two years during the initial term of the leases.

The second addition to the original facility is leased to BOBS under a net lease. The construction term is expected to last for approximately 12 months with completion currently anticipated in late 2007. On completion of construction, there will be an initial lease term of 20 years, with two 5-year renewal terms. It is currently estimated that upon completion of construction of the second addition to the original facility the initial annual rent under the lease will be approximately $1,287,000, payable in equal quarterly installments. Additionally, the lease provides for rent increases every two years based on CPI increases commencing on August 1, 2007 which are restricted to not less than 102% or more than 104% of then-payable basic rent. During the construction term, the rent with respect to the second addition to the facility will be payable monthly in an amount equal to a percentage equal to LIBOR plus 300 basis points of the funds advanced for the second addition. All of these leases are guaranteed by affiliates of BOBS.

Description of Financing

In May 2006 we obtained limited recourse mortgage financing in the amount of $16,000,000 at a fixed annual interest rate of 6.61% for a term of 20 years, maturing in June 2026.

In connection with the second addition, we will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate of approximately $8,125,000 for a term of 20 years. There can be no assurance that we will be successful in securing mortgage financing on the terms described.

Description of BOBS

BOB’s is a home furniture retailer, offering BOB’s branded products in stores located throughout Connecticut, Maine, New Hampshire, Massachusetts and New Jersey.

Southwest Convenience Stores, LLC (pages S-8 and S-9 of Supplement No. 2)

Description of Financing

In September 2006, we obtained limited recourse mortgage financing in the amount of $14,922,000 at a fixed annual interest rate of 7.34% for a term of 10 years, maturing in October 2016.

Hotel Operator

Acquisition

In September 2006, through a wholly owned subsidiary, we purchased land in Bloomington, Minnesota, and entered into an agreement to construct a 255-room hotel. The hotel will be operated by another wholly owned subsidiary (the “Hotel Operator”) under a net lease agreement. The hotel will be managed by an independent third party under the terms of a management agreement with Marcus Hotels. Inc. The Hotel Operator is currently in negotiations to enter into a franchise agreement with Hilton Hotels Corporation or “Hilton Hotels” to operate the hotel under the Hilton brand once construction is complete. However, there can be no assurance that we will be successful in obtaining the Hilton franchise. The construction term is expected to last for approximately 15 months with completion currently anticipated in early 2008.

Purchase Terms

The total cost of the property, based on our current estimate of construction costs and including the acquisition fee payable to Carey Asset Management Corp. was $49,506,919. Included in the estimated total cost of the property is the acquisition fee of $1,235,602 and acquisition expense allowance of $82,836 payable to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of $988,482, payable in equal annual installments over each of the next three years, but only if we achieve the preferred return of six percent. Also included in the estimated total cost of the property is the hotel development fee of $935,155 to Mortenson Development, Inc. who will oversee the development of the hotel.

Description of Financing

We will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate of approximately $34,000,000 for a term of 10 years. There can be no assurance that we will be successful in securing mortgage financing on the terms described.

Consolidated Systems, Inc.

Acquisition

In October 2006, through a subsidiary, in which we own a 40% interest, together with W. P. Carey & Co. LLC, our affiliate, which owns a 60% interest, we acquired an industrial and office facility in Columbia, South Carolina and entered into a net lease with Consolidated Systems, Inc. or “Consolidated.”

Purchase Terms

The total cost of the facility, including the acquisition fee payable to Carey Asset Management Corp., was $17,880,785, of which our share was $7,350,785. We paid at closing an acquisition fee of $183,770 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of $147,016, payable in equal annual installments over each of the next three years, but only if we achieve the preferred return of six percent.

Description of Lease

The facility is leased to Consolidated under a net lease. The lease has an initial term of 20 years and provides for four 5-year renewal options. The initial annual rent under the lease is $1,579,500, of which our share is $631,800, payable in quarterly installments. Additionally, the lease provides for rent increases every five years of 10%.

Description of Financing

We obtained limited recourse mortgage financing of $12,000,000, of which our share is $4,800,000, at a fixed annual interest rate of 5.87% for a term of 10 years, maturing in November 2016.

Description of Consolidated

Consolidated is an industry leader in steel fabrication and processing for the construction industry. Consolidated has manufacturing facilities strategically located in the United States and serves a global market.

Provo Craft & Novelty, Inc.

Acquisition

In October 2006, through a wholly owned subsidiary, we acquired a manufacturing and office facility in Spanish Fork, Utah and entered into a net lease with Provo Craft & Novelty, Inc. or “Provo.”

Purchase Terms

The total cost of the facility, including the acquisition fee payable to Carey Asset Management Corp., was $12,460,733. We paid at closing an acquisition fee of $311,518 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of $249,215, payable in equal annual installments over each of the next three years, but only if we achieve the preferred return of six percent.

Description of Lease

The facility is leased to Provo under a net lease. The lease has an initial term of approximately 13.5 years and provides for two 5-year renewal options. The initial annual rent under the lease is $1,080,000, payable in monthly installments. Additionally, the lease provides for rent increases every five years of 10%.

Description of Financing

We obtained limited recourse mortgage financing of $9,000,000 at a fixed annual interest rate of 6.21% for a term of approximately 13.5 years, maturing in May 2020.

Description of Provo

Provo is one of the largest craft companies in the world, manufacturing, importing and retailing craft products. Provo operates 10 retail stores in Utah and Idaho.

LifePort, Inc.

Acquisition

In October 2006, through a wholly owned subsidiary, we acquired industrial and office facilities in Woodland, Washington and Georgetown, Texas and entered into a net lease with LifePort, Inc. or “LifePort.”

Purchase Terms

The total cost of the facilities, including the acquisition fee payable to Carey Asset Management Corp., was $6,654,970. We paid at closing an acquisition fee of $170,157 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of $136,126, payable in equal annual installments over each of the next three years, but only if we achieve the preferred return of six percent.

Description of Lease

The facilities are leased to LifePort under a net lease. The lease has an initial term of 15 years and provides for two 10-year renewal options. The initial annual rent under the lease is $585,000, payable in monthly installments. Additionally, the lease provides for annual rent adjustments based on the CPI. The lease is guaranteed by LifePort Holding Corporation.

Description of Financing

In December 2006, we obtained limited recourse mortgage financing of $3,825,000, at a fixed annual interest rate of 5.69% for a term of 10 years, maturing in January 2017.

Description of LifePort

LifePort is a designer, developer and assembler of products for the aviation industry.

Goertz + Schiele Corporation

Acquisition

In November 2006, through a subsidiary, in which we own a 50% interest, together with Corporate Property Associates 15 Incorporated (“CPA®:15”), our affiliate, which owns the remaining 50% interest, we acquired an industrial and office facility in Auburn Hills, Michigan and entered into a net lease with Goertz + Schiele Corporation or “Goertz + Schiele.”

Purchase Terms

The total cost of the facility, including the acquisition fee payable to Carey Asset Management Corp., was $24,414,626, of which our share was $12,207,313. We and CPA®:15 paid at closing, an acquisition fee of $610,366, of which our share is $305,183 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive from us and CPA®:15 a deferred fee in the total amount of $488,293, of which our share is $244,146 and is payable by us in equal annual installments over each of the next three years, but only if we achieve the preferred return of six percent.

Description of Lease

The facility is leased to Goertz + Schiele under a net lease. The lease has an initial term of 20 years and provides for four 5-year renewal options. The initial annual rent under the lease is $2,156,727, payable in quarterly installments. Additionally, the lease provides for annual rent adjustments based on the CPI.

Description of Financing

We obtained limited recourse mortgage financing in the amount of $13,700,000, of which our share is $6,850,000, at a fixed annual interest rate of 6.03% for a term of 10 years, maturing in December 2016.

Description of Goertz + Schiele

Goertz + Schiele is an independent manufacturer of components for the auto industry.

TRW Vehicle Safety Systems Inc.

Acquisition

In November 2006, through a wholly owned subsidiary, we acquired an office facility in Washington Township, Michigan from TRW Vehicle Safety Systems Inc. or “TRW” and we entered into a net lease with TRW.

Purchase Terms

The total cost of the facility, including the acquisition fee payable to Carey Asset Management Corp., was $40,544,503. We paid at closing an acquisition fee of $1,013,613 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of $810,890, payable in equal annual installments over each of the next three years, but only if we achieve the preferred return of six percent.

Description of Lease

The facility is leased to TRW under a net lease. The lease has an initial term of 15 years and provides for two 10-year renewal options. The initial annual rent under the lease is $2,904,000, payable in monthly installments. Additionally, the lease provides for annual rent increases of 2%. The lease is guaranteed by TRW Automotive Inc.

Description of Financing

We obtained limited recourse mortgage financing in the amount of $30,400,000 at a fixed annual interest rate of 5.6% for a term of 10 years, maturing in December 2016.

Description of TRW

TRW is a supplier to the automotive industry. TRW’s products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.

INDEX TO PRO FORMA FINANCIAL STATEMENTS

Corporate Property Associates 16 — Global Incorporated:
Pro Forma Consolidated Financial Information (Unaudited), September 30, 2006
Pro Forma Consolidated Balance Sheet as of September 30, 2006 (Unaudited)	F-3
Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005 (Unaudited)	F-4
Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2006 (Unaudited)	F-7
Pro Forma Consolidated Statement of Taxable Income and After-Tax Cash Flow for the twelve months ended September 30, 2006 (Unaudited)	F-8
Notes to Pro Forma Consolidated Financial Statements (Unaudited)	F-9

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

The pro forma consolidated financial statements of Corporate Property Associates 16 — Global Incorporated (the “Company”), which are unaudited, have been prepared based on the historical financial statements of the Company. The pro forma consolidated balance sheet of the Company as of September 30,2006 has been prepared as if (i) investments completed in October and November 2006 and related mortgage financing had been completed as of September 30, 2006, and (ii) proposed mortgage financings, which are probable of being completed, had been completed as of September 30, 2006. The pro forma consolidated statements of operations for the year ended December 31, 2005 and nine months ended September 30, 2006, have been prepared as if the investments subsequent to January 1, 2005 and related mortgage financing had occurred on January 1, 2005 and carried forward through their issuance dates. In addition, adjustments have been recorded to reflect the Company’s asset management and performance fee expense, reimbursement for administrative services and interest expense on the subordinated fees payable and to eliminate other interest income on uninvested cash. Pro forma adjustments are intended to reflect what the effect would have been had the Company held its ownership interest as of January 1, 2005 less amounts, which have been recorded in the historical consolidated statements of operations. In management’s opinion, all adjustments necessary to reflect the effects of these investments have been made. The pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company included herein.

The pro forma information is not necessarily indicative of the financial condition or results of operations had the investments occurred on January 1, 2005, nor are they necessarily indicative of the financial position, cash flows or results of operations of future periods.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

PRO FORMA CONSOLIDATED BALANCE SHEET
September 30, 2006
(Unaudited)

		Pro forma adjustments
		Consolidated	Provo	LifePort	Goertz + Schiele	TRW
	Historical	(DD)	(EE)	(FF)	(GG)	(HH)	Pro Forma

ASSETS
Real estate, net	$500,900,242		$6,543,359	$4,452,311	$20,076,367	$34,462,827	$566,435,106
Net investment in direct financing leases	206,646,616						206,646,616
Equity investments in real estate	108,928,164	$2,403,770					111,331,934
Real estate under construction	51,139,933						51,139,933
Mortgage notes receivable	9,597,886						9,597,886
Cash and cash equivalents	331,469,278	(2,403,770)	(3,211,518)	(2,693,844)	(5,010,948)	(9,333,613)	308,815,585
Short-term investments	2,235,354						2,235,354
Marketable securities	2,857,542						2,857,542
Funds in escrow	8,499,307						8,499,307
Intangible assets, net	84,846,838		5,954,655	2,202,659	4,133,822	6,081,676	103,219,650
Deferred offering costs	5,739,509						5,739,509
Other assets, net	10,052,388						10,052,388

Total assets	$1,322,913,057	$—	$9,286,496	$3,961,126	$19,199,241	$31,210,890	$1,386,570,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Limited recourse mortgage notes payable	$480,521,067		$9,000,000	$3,825,000	$13,700,000	$30,400,000	$537,446,067
Accrued interest	2,906,687						2,906,687
Prepaid and deferred rental income and security deposits	23,815,579						23,815,579
Due to affiliates	18,117,177						18,117,177
Distributions payable	12,898,530						12,898,530
Deferred acquisition fees payable to affiliate	23,672,374		249,215	136,126	488,293	810,890	25,356,898
Accounts payable, accrued expenses and other liabilities	3,907,458		37,281				3,944,739

Total liabilities	565,838,872	—	9,286,496	3,961,126	14,188,293	31,210,890	624,485,677

Minority interest in consolidated entities	17,373,305				5,010,948		22,384,253

Commitments and contingencies							—
Shareholders’ equity:							—
Common stock	86,853						86,853
Additional paid-in capital	776,160,597						776,160,597
Distributions in excess of accumulated earnings	(35,113,065)						(35,113,065)
Accumulated other comprehensive income	3,795,811						3,795,811

	744,930,196						744,930,196
Less, treasury stock	(5,229,316)						(5,229,316)

Total shareholders’ equity	739,700,880						739,700,880

Total liabilities and shareholders’ equity	$1,322,913,057	$—	$9,286,496	$3,961,126	$19,199,241	$31,210,890	$1,386,570,810

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2005
(Unaudited)

		Pro Forma Adjustments
						IDS	IDS	Reyes
		HMS	Pohjola	EZ Pack	Precise	Thailand	Malaysia	Holdings	Finisar	Metals	PolyPipe	Telcordia
	Historical	(A)	(B)	(C)	(D)	(E)	(E)	(F)	(G)	(H)	(I)	(J)
Revenues:
Rental income	$29,415,533	$37,443		$27,403	$65,110	$(22,543)	$794,910		$267,435	$72,333	$116,424	$1,794,497
Interest income from direct financing leases	9,688,664
Interest income on mortgage receivable	2,482,281							$140,122
Other operating income	643,192

	42,229,670	37,443	—	27,403	65,110	(22,543)	794,910	140,122	267,435	72,333	116,424	1,794,497

Operating Expenses:
Depreciation and amortization	(7,416,974)	(17,274)		(31,094)	(16,262)	4,221	(515,441)		(73,332)	(23,229)	(22,807)	(624,850)
Property expenses	(8,586,663)
General and administrative	(3,309,528)
Impairment charge	(301,995)

	(19,615,160)	(17,274)	—	(31,094)	(16,262)	4,221	(515,441)	—	(73,332)	(23,229)	(22,807)	(624,850)

Other Income and Expenses:
Income from equity investments	5,342,104		$(48,539)
Other interest income	5,790,620
Minority interest in income	(641,770)
Loss on foreign currency transactions and derivative instrument, net	(1,652,273)
Interest expense	(15,168,908)	(191,061)		(9,429)	(527,183)	(2,192)			(91,999)	(24,442)	(72,330)	(887,077)

	(6,330,227)	(191,061)	(48,539)	(9,429)	(527,183)	(2,192)	—	—	(91,999)	(24,442)	(72,330)	(887,077)

Net income (loss)	$16,284,283	$(170,892)	$(48,539)	$(13,120)	$(478,335)	$(20,514)	$279,469	$140,122	$102,104	$24,662	$21,287	$282,570

Pro forma weighted average shares outstanding — basic (JJ)	56,327,478

Pro forma earnings per share — basic	$0.29

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS — (Continued)
For the year ended December 31, 2005
(Unaudited)

	Pro Forma Adjustments
										Dick’s	Murray
				Career	French			Advanced	John	Sporting	International
	Hinckley	MetoKote	Hellweg	Education	Government	McGavigan	BOBS	Circuits	Nurminen	Goods	Metals	UTEX
	(K)	(L)	(M)	(N)	(O)	(P)	(Q)	(R)	(S)	(T)	(U)	(V)

Revenues:
Rental income	$646,683	$1,533,371		$443,609		$584,149	$599,326	$363,363	$710,927	$1,241,143		$1,229,957
Interest income from direct financing leases	1,087,484										$2,001,893
Interest income on mortgage receivable
Other operating income

	1,734,167	1,533,371	—	443,609	—	584,149	599,326	363,363	710,927	1,241,143	2,001,893	1,229,957

Operating Expenses:
Depreciation and amortization		(413,513)		(162,215)		(151,145)	(145,410)	(93,574)	(381,889)	(230,120)		(470,788)
Property expenses
General and administrative
Impairment charge

	—	(413,513)	—	(162,215)	—	(151,145)	(145,410)	(93,574)	(381,889)	(230,120)	—	(470,788)

Other Income and Expenses:
Income from equity investments			$893,112		$351,877
Other interest income
Minority interest in income	(296,892)									(919,175)
Loss on foreign currency transactions and derivative instrument, net
Interest expense	(743,652)	(606,484)		(184,470)		(304,584)	(502,058)	(175,494)	(237,891)		(933,288)	(576,524)

	(1,040,544)	(606,484)	893,112	(184,470)	351,877	(304,584)	(502,058)	(175,494)	(237,891)	(919,175)	(933,288)	(576,524)

Net income (loss)	$693,623	$513,374	$893,112	$96,924	$351,877	$128,420	$(48,142)	$94,295	$91,147	$91,848	$1,068,605	$182,645

Pro forma weighted average shares outstanding — basic (JJ)

Pro forma earnings per share — basic

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS — (Continued)
For the year ended December 31, 2005
(Unaudited)

	Pro Forma Adjustments
						Southwest
			Kings Super		Cheese	Convenience	International				Goertz +
	OBI	Datastream	Markets	Hilite	Works	Stores	Imaging	Consolidated	Provo	LifePort	Schiele	TRW	Completed	Other
	(W)	(X)	(Y)	(Z)	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)	(GG)	(HH)	Transactions	(II)	Pro Forma

Revenues:
Rental income		$1,257,566	$3,416,913		$852,781		$1,423,535		$1,205,586	$504,515	$2,026,108	$3,348,006	$24,540,550		$53,956,083
Interest income from direct financing leases				$1,968,315		$1,593,260							6,650,952		16,339,616
Interest income on mortgage receivable													140,122		2,622,403
Other operating income													—		643,192

	—	1,257,566	3,416,913	1,968,315	852,781	1,593,260	1,423,535	—	1,205,586	504,515	2,026,108	3,348,006	31,331,624	—	73,561,294

Operating Expenses:
Depreciation and amortization		(498,330)	(1,030,853)		(216,702)		(461,531)		(462,260)	(144,688)	(469,521)	(1,002,288)	(7,654,895)		(15,071,869)
Property expenses													—	$(4,932,396)	(13,519,059)
General and administrative													—	(627,446)	(3,936,974)
Impairment charge													—		(301,995)

	—	(498,330)	(1,030,853)	—	(216,702)	—	(461,531)	—	(462,260)	(144,688)	(469,521)	(1,002,288)	(7,654,895)	(5,559,842)	(32,829,897)

Other Income and Expenses:
Income from equity investments	$(9,457)							$291,378					1,478,371		6,820,475
Other interest income													—	(5,790,620)	—
Minority interest in income											(361,675)	—	(1,577,742)		(2,219,512)
Loss on foreign currency transactions and derivative instrument, net													—		(1,652,273)
Interest expense		(713,898)	(2,227,283)	(750,873)	(396,030)	(1,040,136)	(701,636)		(562,380)	(248,322)	(833,236)	(1,726,044)	(15,269,996)	(575,315)	(31,014,219)

	(9,457)	(713,898)	(2,227,283)	(750,873)	(396,030)	(1,040,136)	(701,636)	291,378	(562,380)	(248,322)	(1,194,911)	(1,726,044)	(15,369,367)	(6,365,935)	(28,065,529)

Net income (loss)	$(9,457)	$45,338	$158,777	$1,217,442	$240,049	$553,124	$260,368	$291,378	$180,946	$111,505	$361,676	$619,674	$8,307,362	$(11,925,777)	$12,665,868

Pro forma weighted average shares outstanding — basic (JJ)															106,995,121

Pro forma earnings per share — basic															$0.12

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2006
(Unaudited)

		Pro Forma Adjustments
								Kings			Southwest
		EZ	IDS					Super		Cheese	Convenience	International				Goertz +
		Pack	Malaysia	BOBS	UTEX	OBI	Datastream	Markets	Hilite	Works	Stores	Imaging	Consolidated	Provo	LifePort	Schiele	TRW	Completed	Other	Pro
	Historical	(C)	(E)	(Q)	(V)	(W)	(X)	(Y)	(Z)	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)	(GG)	(HH)	Transactions	(II)	Forma

Revenues:
Rental income	$34,875,682	$(16,513)	$618,687		$202,113		$310,675	$1,105,357		$422,422		$860,388		$904,190	$378,386	$1,519,581	$2,467,444	$8,772,730		$43,648,412
Interest income from direct financing leases	10,934,817								$599,241		$766,630							1,365,871		12,300,688
Interest income on mortgage receivable	1,722,613																	—		1,722,613
Other operating income	966,185																	—		966,185

	48,499,297	(16,513)	618,687	—	202,113	—	310,675	1,105,357	599,241	422,422	766,630	860,388	—	904,190	378,386	1,519,581	2,467,444	10,138,601	—	58,637,898

Operating Expenses:
Depreciation and amortization	(9,119,675)	(28,342)	(399,209)		(47,181)		(123,864)	(302,479)		(107,065)		(248,137)		(346,695)	(108,516)	(352,141)	(751,716)	(2,815,345)		(11,935,020)
Property expenses	(9,248,687)																	—	$(1,322,093)	(10,570,780)
General and administrative	(3,435,762)																	—	66	(3,435,696)

	(21,804,124)	(28,342)	(399,209)	—	(47,181)	—	(123,864)	(302,479)	—	(107,065)	—	(248,137)	—	(346,695)	(108,516)	(352,141)	(751,716)	(2,815,345)	(1,322,027)	(25,941,496)

Other Income and Expenses:
Income from equity investments	5,256,249					$48,890							$244,350					293,240		5,549,489
Other interest income	6,829,602																	—	(6,829,602)	—
Minority interest in income	(1,459,254)															(273,009)		(273,009)		(1,732,263)
Gain on foreign currency transactions and derivative instrument, net	229,374																	—		229,374
Interest expense	(17,946,963)			$(182,026)	(80,510)		(247,240)	(1,230,757)	(284,170)	(198,701)	(707,796)	(419,138)		(415,975)	(183,784)	(621,421)	(1,295,716)	(5,867,234)	(187,082)	(24,001,279)

	(7,090,992)	—	—	(182,026)	(80,510)	48,890	(247,240)	(1,230,757)	(284,170)	(198,701)	(707,796)	(419,138)	244,350	(415,975)	(183,784)	(894,430)	(1,295,716)	(5,847,003)	(7,016,684)	(19,954,679)

Net income (loss)	$19,604,181	$(44,855)	$219,478	$(182,026)	$74,422	$48,890	$(60,429)	$(427,879)	$315,071	$116,656	$58,834	$193,113	$244,350	$141,520	$86,086	$273,010	$420,012	$1,476,253	$(8,338,711)	$12,741,723

Pro forma weighted average shares outstanding — basic (JJ)	67,918,327																			106,995,121

Pro forma earnings per share — basic	$0.29																			$0.12

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

PRO FORMA CONSOLIDATED STATEMENT OF TAXABLE INCOME AND AFTER-TAX CASH FLOW
For the twelve months ended September 30, 2006
(Unaudited)

Consolidated pro forma net income for the twelve month ended September 30, 2006	$15,908,190
Adjustment to interest income on direct financing leases and straight-line rental income for tax purposes (KK)	(810,211)
Depreciation adjustment for tax purposes (LL)	(1,409,082)
Adjustment to equity income for tax purposes (MM)	1,737,615

Pro forma taxable income	15,426,512
Add: Taxable depreciation (NN)	16,252,981
Distributions from equity investments in excess of share of tax earnings, net of distributions to minority interest in excess of share of tax earnings (OO)	3,676,425
Company’s share of principal paid on mortgage loans (PP)	(6,181,633)

Pro forma after-tax cash flow	$29,174,285

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Basis of Presentation

The pro forma consolidated balance sheet of Corporate Property Associates 16 — Global Incorporated (the “Company”) as of September 30, 2006 was derived from the historical unaudited consolidated balance sheet as of September 30, 2006, included herein. The pro forma consolidated statement of operations for the year ended December 31, 2005 was derived from the historical audited consolidated statement of operations for the year ended December 31, 2005, included in the Company’s annual report on Form 10-K. The pro forma consolidated statement of operations for the nine months ended September 30, 2006 was derived from the historical unaudited consolidated statement of operations for the nine months ended September 30, 2006, included herein. For pro forma purposes, no adjustments were made for build-to-suit transactions with Huntsman International, IDS Logistics (Thailand) Limited, Bob’s Discount Furniture, LLC, Corinthian Colleges, Inc., Dick’s Sporting Goods, Inc. and Hotel Operator because construction was ongoing for part of the pro forma periods. The pro forma adjustments are described in Note 2.

Note 2.	Pro Forma Adjustments

A. In January 2005, the Company purchased land and building located in Southfield, Michigan and entered into a net lease agreement with Solomon Office Associates, LLC (“Solomon”), a subsidiary of HMS Healthcare, Inc. (“HMS”) for 81.65% of the leaseable space of the property and assumed two leases with existing tenants for the remaining 18.35% of the leaseable space. The cost of the property was $18,731,937.

The Solomon lease has an initial term of 20 years with two 10-year renewal options. The Solomon lease provides for initial annual rent of $1,228,354 with stated rent increases of 6.903% every third year. The assumed leases for the remaining leasable space provide for initial annual rent of $318,465 and $62,977 and expire in June 2009 and December 2010, respectively. As a result of stated rent increases, rental income is being recognized on an annual straight-line basis of $1,884,313. Rental income also includes annual amortization of above-market rent intangible of $70,710. The lease obligations of the tenants are guaranteed by HMS, Sloans Lake Managed Care, Inc. and PPOM, LLC.

In June 2005, the Company obtained limited recourse mortgage financing of $9,100,000 with a fixed annual interest rate of 5.08%, with monthly interest and principal payments of $53,623 based on a 25-year amortization schedule.

Depreciable and amortizable tangible and intangible assets of $16,981,937 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $414,589, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $1,776,160, depreciation and amortization of intangibles of $397,315, interest expense of $273,481 and net income of $1,105,364. There were no pro forma adjustments for the nine months ended September 30, 2006.

B. In January 2005, the Company and CPA®:15, through 40% and 60% interests, respectively, in a limited liability company, purchased land and buildings located in Helsinki, Finland and entered into a net lease with Pohjola Non-Life Insurance Company (“Pohjola”). The total cost for the property was €84,049,745 ($113,513,922 based on the exchange rate for the Euro on the date of acquisition of $1.3546). The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rate for the Euro for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $1.24539 and of $1.24498, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The lease has an initial term of approximately 10.5 years with a 5-year minimum renewal option and provides for initial annual rent of €6,000,000. Rental income also includes annual amortization of above-market rent intangible of €21,165. The lease provides for annual rent increases based on increases in the Finland CPI.

The limited liability company obtained limited recourse mortgage financing of €62,500,000 with a fixed annual interest rate of 4.59% through February 2007 and then 4.57%, thereafter, with stated principal payments which increase annually.

Depreciable and amortizable tangible and intangible assets of €65,406,587 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 10.5 to 40 years at an annual amount of €2,480,532, and over 40 years on a straight-line basis for tax purposes.

Pro forma equity income for the year ended December 31, 2005 is $312,364, of which $360,903 is included in the historical results from operations for the year ended December 31, 2005. There were no pro forma adjustments for the nine months ended September 30, 2006. Pro forma equity income for the year ended December 31, 2005 is derived as follows:

Year Ended
December 31,
2005

Rental income	$7,445,981
Depreciation and amortization	(3,099,505)
Interest expense	(3,565,567)

Net income	$780,909

Company’s share of net income (at 40% interest)	$312,364
Included in historical results of operations	360,903

Pro forma adjustment	$(48,539)

C. In January 2005, the Company purchased land and building located in, Cynthiana, Kentucky and entered into a net lease agreement with Clean Earth Kentucky, LLC (“Clean Earth”). The cost of the Clean Earth property was $7,366,492. Clean Earth filed for Chapter 11 bankruptcy protection in January 2006 and in July 2006, Clean Earth’s assets were sold to EZ Pack Holdings, LLC, EZ Pack Manufacturing, LLC and EZ Pack Parts, LLC or “EZ Pack.” Subsequent to Clean Earth’s rejection of its lease in bankruptcy court, EZ Pack signed a new lease with the Company for the Cynthiana property in July 2006. The EZ Pack lease has an initial term of 10 years with one 5-year renewal term, and provides for early termination during the sixth year in consideration for an early termination fee of $350,000. The initial aggregate annual rent under the EZ Pack lease is $737,072. The EZ Pack lease also provides for annual rent to be increased annually based on the percentage increase in the CPI beginning in February 2007.

The Company obtained limited recourse mortgage financing of $4,550,000 with a fixed annual interest rate of 6.08% with monthly interest and principal payments of $32,808 based on a 20-year amortization schedule.

Depreciable and amortizable tangible and intangible assets are $6,606,492 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 5 years to 40 years at an annual amount of $224,377, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $709,669, depreciation and amortization of intangibles of $193,283, interest expense of $267,704 and net income of $248,682. Included in the historical balances for the nine months ended September 30, 2006 are rental income of $569,317, depreciation and amortization of intangibles of $139,940, interest expense of $202,947 and net income of $226,430.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

D. In January 2005, the Company purchased land and buildings located in Buffalo Grove, Illinois and entered into a net lease agreement with Precise Technology Group, Inc. (“Precise”). The cost of the Precise property was $16,469,372. The lease has an initial term of 20 years with two 10-year renewal options. The lease provides for initial annual rent of $1,447,625 with rent increases every second year based on the CPI.

In November 2005, the Company obtained limited recourse mortgage financing of $10,500,000 at a fixed annual interest rate of 5.71% for a term of 20 years.

Depreciable and amortizable tangible and intangible assets are $14,349,372 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $390,302, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $1,382,515, depreciation and amortization of intangibles of $374,040, interest expense of $73,278 and net income of $935,197. There were no pro forma adjustments for the nine months ended September 30, 2006.

E. In January 2005, the Company purchased land and buildings located in Lamlukka and Bangpa-In, Thailand and entered into net lease agreements with LFD Manufacturing Limited and IDS Logistics (Thailand) Limited. In connection with the purchase, the Company committed to funding expansions at both properties, which were completed in June 2006. The total cost for the properties, including expansion costs, was 929,059,419 Thai Baht (“THB”) ($24,155,545 based on the exchange rate of the THB on the date of acquisition of $0.026). The cost of the expansions totaled THB 232,061,544. For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the THB for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $0.02489 and $0.0261, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006. No pro forma effect is reflected for the expansions or related financing obtained.

In September 2006, the Company purchased land and building located in Bandar Shah Alam, Malaysia and entered into a net lease agreement with IDS Manufacturing Sdn Bhd. The total cost for the property was 40,311,554 Malaysian Ringgit (“MYR”) ($11,013,117 based on the exchange rate of the MYR on the date of acquisition of $0.2732). For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the MYR for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $0.26419 and $0.27282, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

The leases with the Thailand entities have initial terms of 15 years with 5-year renewal options. The leases provide for initial annual rent of THB 57,502,500 with rent increases every three years based on increases in the Thailand cost of living index. Rental income also includes annual amortization of below-market rent intangible of THB 10,641,363. Initial annual rent for the expansions totals THB 22,876,000.

The lease with the Malaysian entity has an initial term of approximately 13 years with a 5-year renewal option. The lease provides for initial annual rent of MYR 3,477,000 with rent increases every three years based on increases in the Malaysian CPI. Rental income also includes annual amortization of above-market rent intangibles of MYR 1,358,110. The leases are guaranteed by the parent IDS Group Limited.

In connection with the acquisition of the Thailand facilities, the Company obtained limited recourse mortgage financing of THB 440,000,000 with a fixed annual interest rate of 7.15%, with stated principal payments increasing over the term of the financing. In connection with completing the expansions, the Company obtained additional limited recourse mortgage financing of THB 150,000,000 under the same terms as the initial financing.

The Company may endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate in the approximate amount of MYR 30,000,000 for a term of approximately 12.5 years for the Malaysian

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

property. There can be no assurance that we will be successful in securing mortgage financing on the terms described.

Depreciable and amortizable tangible and intangible assets for the Thailand properties are THB 549,601,372 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 to 40 years at an annual amount of THB 20,101,808, and over 40 years on a straight-line basis for tax purposes.

Depreciable and amortizable tangible and intangible assets for the Malaysian property are MYR 19,300,850 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 3 to 40 years at an annual amount of MYR 1,951,023, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the Thailand properties for the year ended December 31, 2005 are rental income of $1,718,644, depreciation and amortization of intangibles of $497,175, interest expense of $777,177 and net income of $444,292. There were no pro forma adjustments related to the Thailand properties for the nine months ended September 30, 2006.

F. In January 2005, the Company originated a $54,000,000, mortgage collateralized by distribution and storage facilities of Reyes Holdings LLC. The mortgage was originated as a 10-year loan with a 25-year amortization schedule, bearing interest at a fixed annual rate of approximately 6.34%. The Company arranged for the syndication of the first $41,260,000 in the form of an A-note, bearing interest at a fixed rate of 5.14%. In consideration for an investment of $12,740,000 the Company obtained the $12,740,000 B-note, which bears interest at a fixed rate of 6.34%, and an interest only participation in the A-note (the “I/O”) for the difference between the stated amounts payable under the A-note and the amounts receivable from the interests sold to the participants in the A-note (the difference between the amounts payable at an annual rate of 6.34% and 5.14%). Annual cash flow, including installments of principal, approximates $1,515,000 in the first year and will decrease as the I/O balance decreases. The note and the I/O mature in February 2015. The I/O participation is $3,236,495 for financial reporting purposes and is being amortized over the term of the mortgage. Certain costs incurred in connection with the acquisition are being amortized over the term of the loan, resulting in an annual reduction to other interest income of approximately $6,370. Included in the historical balances for the year ended December 31, 2005 is interest income on mortgage receivable of $1,119,409 and amortization on the I/O participation of $219,572. There were no pro forma adjustments for the nine months ended September 30, 2006.

G. In February 2005, the Company purchased land and buildings in Sunnyvale, California and Allen, Texas and entered into a net lease agreement with Finisar Corporation (“Finisar”). The total cost of the Finisar properties was $29,292,330. The lease has an initial term of 15 years with two ten-year renewal options. The lease provides for initial annual rent of $2,950,510 with stated annual rent increases of 2.25%. As a result of stated rent increases, rental income is being recognized on an annual straight-line basis of $3,463,740. Rental income includes annual amortization of above-market rent intangible of $177,818.

The Company obtained limited recourse mortgage financing of $17,000,000 with a fixed annual interest rate of 5.96%, with monthly interest and principal payments of $121,401 based on a 20-year amortization schedule.

Depreciable and amortizable tangible and intangible assets are $15,665,060 and are being depreciated and amortized for financial reporting purposes on a straight-line’ basis over periods ranging from 15 years to 40 years at an annual amount of $586,652, and over 40 years on a straight-line basis for tax purposes.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Included in the historical balances for the year ended December 31, 2005 are rental income of $3,018,487, depreciation and amortization of intangible of $513,319, interest expense of $923,428, and net income of $1,581,740. There were no pro forma adjustments for the nine months ended September 30, 2006.

H. In February 2005, the Company purchased land and building in Shelby, North Carolina and entered into a net lease agreement with MetalsAmerica, Inc. (“Metals”). The total cost of the Metals property was $7,436,520. The lease has an initial term of 20 years with two ten-year renewal options. The lease provides for initial annual rent of $651,000, with rent increases every five years based on increases in the CPI.

The Company obtained limited recourse mortgage financing of $4,000,000 with a fixed annual interest rate of 5.84%, with monthly interest and principal payments of $28,289 based on a 20-year amortization schedule.

Depreciable and amortizable tangible and intangible assets are $6,886,520 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $186,542, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $578,667, depreciation and amortization of intangibles of $163,313, interest expense of $209,629 and net income of $205,725. There were no pro forma adjustments for the nine months ended September 30, 2006.

I. In February 2005, the Company purchased land and buildings in Fernley, Nevada; Gainesville, Texas; Sandersville, Georgia and Erwin, Tennessee and entered into a net lease agreement with Rinker Materials PolyPipe, Inc. (“PolyPipe”). The total cost of the PolyPipe properties was $8,713,508. The lease has an initial term of 20 years with two ten-year renewal options. The lease provides for initial annual rent of $786,600, with rent increases every three years based on increases in the CPI. Rental income also includes net annual amortization of above-market rent intangible of $38,387.

The Company obtained limited recourse mortgage financing of $5,000,000 with a fixed annual interest rate of 6.50%, with monthly interest and principal payments of $37,279 based on a 20-year amortization schedule. The financing matures in April 2025.

Depreciable and amortizable tangible and intangible assets are $6,774,657 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $182,459, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $631,789, depreciation and amortization of intangibles of $159,652, interest expense of $248,959, and net income of $223,178. There were no pro forma adjustments for the nine months ended September 30, 2006.

J. In March 2005, the Company purchased land and buildings in Piscataway, New Jersey and entered into a net lease with Telcordia Technologies, Inc. (“Telcordia”). The total cost for the Telcordia property was $116,459,046. The lease has an initial term of 18.5 years with four five-year renewal options. The lease provides for initial annual rent of $8,913,190, with annual rent increases based on increases in the CPI. Rental income includes annual amortization of above-market rent intangible of $89,592.

The Company obtained limited recourse mortgage financing of $79,686,000 with a fixed annual interest rate of 5.49%. Monthly payments of interest only are due for the first two years of the financing, with monthly interest and principal payments of $464,849 due thereafter based on a 28-year amortization schedule.

Depreciable and amortizable tangible and intangible assets are $95,801,600 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 18.5 years to 40 years at an annual amount of $3,012,029, and over 40 years on a straight-line basis for tax purposes.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Included in the historical balances for the year ended December 31, 2005 are rental income of $7,029,101, depreciation and amortization of intangibles of $2,387,179, interest expense of $3,548,445, and net income of $1,093,477. There were no pro forma adjustments for the nine months ended September 30, 2006.

K. In May 2005, the Company and CPA®:15 through 70% and 30% interests, respectively, in a limited liability company, purchased land and buildings located in Stuart, Florida, Southwest Harbor and Trenton, Maine from The Talaria Company, LLC (doing business as “The Hinckley Company” or “Hinckley”) and entered into a ground lease with respect to land and buildings located in Portsmouth, Rhode Island that gives the Company the right to purchase such property at any time during the lease term for one dollar and also entered into a net lease with Hinckley that is a sublease with respect to the Rhode Island property. The cost of the Hinckley properties was $58,318,586. The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The interest applicable to CPA®:15 is reflected as minority interest in the accompanying consolidated pro forma financial statements.

The lease has an initial term of 25 years with two 5-year renewal options followed by two 10-year renewal options and provides for initial contractual annual rent of $5,161,500. The lease provides for rent increases every four years based on increases in the CPI. The land portion of the lease has been accounted for separately as an operating lease as it represents more than 25% of the fair value of the leased assets. The building portion of the lease has been classified as an investment in direct financing lease. Initial annual rent attributable to the land portion of the lease is $1,872,090 based on the lessee’s incremental borrowing rate of 9.3% with the remaining rent attributable to the building portion of the lease. Interest income of the direct financing lease is recorded such that the Company recognizes income at a constant rate of interest and includes assumptions on the residual value of the property as of the end of the initial lease term. Interest income for the first lease year is $3,147,016. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

The Company obtained limited recourse mortgage financing of $35,000,000 with a fixed annual interest rate of 6.26%, with monthly payments of principal and interest of $256,029 based on a 20-year amortization schedule. The financing matures in June 2025.

Included in the historical balances for the year ended December 31, 2005 are rental income of $1,225,407, interest income from direct financing leases of $2,059,532, interest expense of $1,452,740, minority interest in income of $549,922 and net income of $1,282,277. There were no pro forma adjustments for the nine months ended September 30, 2006.

L. In May 2005; the Company purchased land and buildings located in Huber Heights, Sheffield Village and Lima; Ohio; Lebanon, Tennessee and Peru, Illinois from MetoKote Corporation and land and buildings in Ontario, Canada from MetoKote Canada Limited and entered into net lease agreements guaranteed by MetoKote Corporation (“MetoKote”). The cost of the MetoKote domestic properties was $28,413,613. The cost of the Canadian property was CAD 12,464,104 ($9,892,146 based on the exchange rate for the Canadian dollar as of the date of acquisition of $.79365). In addition, in July 2005 the Company purchased land and building located in Saltillo, Mexico and entered into a net lease agreement also guaranteed by MetoKote at the property. The cost of the Mexico property was $3,782,168. For pro forma purposes, revenues and expenses for the Canadian property have been translated using the average exchange rate for the CAD for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $0.82622 and of $0.88318, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

The leases have initial lease terms of 20 years with two 10-year renewal options. The leases for the domestic properties and the Mexican property provide for initial annual rent of $2,470,500 and $334,800, respectively. The lease on the Canadian property provides for initial annual rent of CAD 1,083,726. Each of the leases

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

provide for annual rent increases based on increases in the CPI of the respective country. Rental income includes net annual amortization of above-market rent intangibles of $5,944 for the domestic and Mexican properties.

The Company obtained limited recourse mortgage financing of $20,000,000 on the domestic properties and CAD 7,491,600 on the Canadian property. Interest on the domestic mortgage financing is at an annual fixed interest rate of 5.70% with monthly interest only payments for the first year and monthly principal and interest payments, of $143,819 thereafter, based on a 19-year amortization schedule. Interest on the Canadian mortgage financing is at an annual fixed interest rate of 5.63% with monthly principal and interest payments of CAD 46,297 based on a 25-year amortization schedule. The Company did not obtain mortgage financing for the Mexico property.

Depreciable and amortizable tangible and intangible assets in service for pro forma purposes are $30,085,781 for the properties in the United States and Mexico and CAD 11,632,148 for the Canadian property and are being, or are expected to be, depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $808,618 and CAD 312,130, respectively, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $2,161,536, depreciation and amortization of intangibles of $651,634, interest expense of $899,912 and net income of $609,990. There were no pro forma adjustments for the nine months ended September 30, 2006.

M. In June 2005, the Company and CPA®:15, through 25% and 75% interests, respectively, in a limited liability company, purchased 16 properties located throughout Germany and entered into a net lease agreement with Hellweg Die Profi-Baumarkte GmbH & Co. KG (“Hellweg”). The cost of the Hellweg properties was €126,258,935 ($154,364,173 based on the exchange rate for the Euro as of the date of acquisition of $1.2226). The limited liability company has been structured so that capital was contributed in an amount equal to the ownership-interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rate for the Euro for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $1.24539 and of $1.24498, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

The lease has an initial term of 25 years with a five-year renewal option. The lease provides for initial annual rent of €10,266,686 with rent increases every two years based on increases in the German CPI. Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is expected to be €9,879,959. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

The Company obtained limited recourse mortgage financing of €87,000,000 at a fixed annual interest rate of 4.55%, with stated principal payments that increase annually.

Pro forma equity income for the year ended December 31, 2005 is $1,859,037, of which $965,925 is included in the historical results from operations for the year ended December 31, 2005. There were no pro forma

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

adjustments for the nine months ended September 30, 2006. Pro forma equity income for the year ended December 31, 2005 is derived as follows:

Year Ended
December 31,
2005

Interest income from direct financing lease	$12,304,402
Interest expense	(4,868,253)

Net income	$7,436,149

Company’s share of net income (at 25% interest)	$1,859,037
Included in historical results of operations	965,925

Pro forma adjustment	$893,112

N. In June 2005, the Company purchased land and buildings in Nashville, Tennessee and assumed a net lease agreement with International Academy of Design & Technology Nashville, LLC (“IADT”), which is guaranteed by Career Education Corporation (“Career Education”). The cost of the Career Education property was $10,540,705.

IADT is expected to increase its occupancy at the property in stages over an 18-month period as the property is being retrofitted to their specifications per an existing agreement with the former owner of the property. It is expected that IADT will take full occupancy at the property in 2007.

The Career Education lease expires in June 2019, and has two 5-year renewal options, at an annual rent as of the date of assumption of $474,728. Monthly rent will increase accordingly to reflect occupancy of the additional space followed by stated annual rent increases. As a result, rental income will be recognized on an annual straight-line basis of $871,678. Rental income also includes annual amortization of below-market rent intangibles of $36,913.

The Company obtained limited recourse mortgage financing of $6,500,000. Interest on the mortgage financing is at a fixed annual interest rate of 5.86% with monthly principal and interest payments of $39,993, based on a 27-year amortization schedule.

Depreciable and amortizable tangible and intangible assets are $10,340,705 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 14 years to 40 years at an annual amount of $353,674, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $464,982, depreciation and amortization of intangibles of $191,687, interest expense of $201,720 and net income of $71,575. There were no pro forma adjustments for the nine months ended September 30, 2006.

O. In July 2005, the Company and CPA®:15, through joint 50% interests, in a limited liability company, purchased land and buildings in Paris, France and assumed an existing lease agreement with the Police Prefecture, French Government (“French Government”). The cost of the French Government property was €88,212,240 ($106,648,598 based on the exchange rate for the Euro as at the date of acquisition of $1.2090). The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rate for the Euro for the year ended December 31, 2005 and the nine months ended September 30, 2006 of

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

$1.24539 and of $1.24498, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

The assumed lease expires in June 2019, and does not provide for any renewal options. Annual rent as of the date of lease assumption is €5,010,823, with annual rent increases based on increases in the French National Construction Index, or INSEE.

The limited liability company obtained limited recourse mortgage financing totaling €65,000,000 with fixed annual interest rates of 4.45% and 4.25% and stated principal payments which increase annually.

Depreciable and amortizable tangible and intangible assets are €68,352,133 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 14 to 40 years at an annual amount of €2,324,113, and over 40 years on a straight-line basis for tax purposes.

Pro forma equity income for the year ended December 31, 2005 is $227,509, of which $(238,123) is included in the historical results from operations for the year ended December 31, 2005. There were no pro forma adjustments for the nine months ended September 30, 2006. Pro forma equity income for the year ended December 31, 2005 is derived as follows:

Year Ended
December 31,
2005

Rental income	$6,176,696
Depreciation and amortization	(2,379,887)
Interest expense	(3,569,300)

Net income	$227,509

Company’s share of net income (at 50% interest)	$113,754
Included in historical results of operations	(238,123)

Pro forma adjustment	$351,877

P. In August 2005, the Company purchased land and building in Bishopbriggs, Glasgow (Scotland) and entered into a net lease agreement with John McGavigan Limited (“McGavigan”), a subsidiary of Advanced Decorative Systems. The cost of the McGavigan property was £6,759,874 ($12,209,008 based on the exchange rate for the Pound Sterling as of the date of acquisition of $1.80610). For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the Pound Sterling for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $1.82069 and of $1.81842, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

The lease has an initial term of 20 years, and will not provide for any renewal terms. The lease provides for initial annual rent of £565,400 with annual rent increases based on increases in the general index of retail prices as published by the Office for National Statistics in the UK. Rental income includes annual amortization of above-market rent intangibles of £63,198.

The Company obtained limited recourse mortgage financing of £4,225,000, with a fixed annual interest rate of 6.091%, with stated principal payments which increase annually.

Depreciable and amortizable tangible and intangible assets are £4,795,920 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 20 years to 40 years at an annual amount of £130,655 and over 40 years on a straight-line basis for tax purposes.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Included in the historical balances for the year ended December 31, 2005 are rental income of $330,205, depreciation and amortization of intangibles of $86,738, interest expense of $167,497 and net income of $75,970. There were no pro forma adjustments for the nine months ended September 30, 2006.

Q. In August 2005, the Company purchased land and building in Norwich, Connecticut and entered into a net lease with Bob’s Discount Furniture, LLC (“BOBS”) as well as an agreement to construct an addition to the facility. The total cost of the BOBS property was $23,696,094, inclusive of an expansion of the facility that was completed in May 2006. In September 2006, the Company entered into an additional net lease with BOBS to construct a second addition to the existing facility. The Company’s estimated cost to construct the second addition is expected to approximate $13,151,500. No pro forma effect is reflected for these expansions.

The existing property and first addition is leased to BOBS under two net leases which each have an initial term of 20 years and provide for two 5-year renewal options. The leases provide for aggregate initial annual rent of $2,172,250 with rent increases every two years during the initial term based on increases in CPI. Rental income also includes annual amortization of below-market rent intangible of $4,778. During the construction term, annual rent totaled $954,000.

The construction term for the second addition is expected to last for approximately 12 months with completion currently anticipated in late 2007. Once construction is complete, the lease for the second addition will have an initial term of 20 years, with two 5-year renewal terms. The lease provides for annual rent during the construction term of an amount equal to a percentage equal to LIBOR plus 300 basis points of the funds advance for the second addition and it is estimated, based on estimated construction costs, that the initial annual rent once construction is completed will be approximately $1,287,000. Additionally, the lease provides for rent increases every two years beginning on August 1, 2007 based on CPI increases which are restricted to not less than 102% or more than 104% of then-payable basic rent.

In May 2006, the Company obtained limited recourse mortgage financing of $16,000,000, which includes an allocation of $7,560,000 related to the existing facility, at a fixed annual interest rate of 6.61% for a term of 20 years. For the second addition, the Company will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate in the approximate annual amount of $8,125,000 for a term of 20 years. However, there can be no assurance that we will be successful in obtaining financing on the terms described. For pro forma purposes, only the portion of the financing associated with the existing facility is included in the determination of pro forma net income.

Depreciable and amortizable tangible and intangible assets are $8,057,730 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 20 years to 40 years at an annual amount of $231,147, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $359,452, depreciation and amortization of intangibles of $85,737 and net income of $273,715. Included in the historical balances for the nine months ended September 30, 2006 are rental income of $1,235,856, depreciation and amortization of intangibles of $298,284, interest expense of $186,904 and net income of $750,668.

R. In September 2005, the Company purchased land and building in Aurora, Colorado and entered into a net lease with Advanced Circuits, Inc. (“Advanced Circuits”). The total cost for the Advanced Circuits property was $5,260,602. The lease has an initial term of 15 years with two 10-year renewal options. The lease provides for initial annual rent of $482,500 with rent increases every third year beginning in year three based on increases in the CPI during each three-year period. Rental income also includes annual amortization of below-market rent intangible of $12,410.

The Company obtained limited recourse mortgage financing of $3,425,000 at a fixed annual interest rate of 5.93% for a term of 15 years.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Depreciable and amortizable tangible and intangible assets are $4,366,251 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 years to 40 years at an annual amount of $132,749, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $131,547, depreciation and amortization of intangibles of $39,175, interest expense of $29,337 and net income of $63,035. There were no pro forma adjustments for the nine months ended September 30, 2006.

S. In October 2005, the Company purchased land and buildings in Kotka, Finland, and entered into a net lease with John Nurminen Oy (“John Nurminen”). The cost of the John Nurminen property was €8,272,373 ($9,978,964 based on the exchange rate for the Euro as of the date of acquisition of $1.2063). For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the Euro for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $1.24539 and of $1.24498, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

The lease has an initial term of 15 years, with three 5-year renewal terms. The lease provides for initial annual rent of €584,000 with annual rent increases based on increases in the Finnish CPI. Rental income includes annual amortization of below-market rent intangibles of €96,075.

The Company obtained limited recourse mortgage financing of €5,500,000, at a fixed annual interest rate of 4.36% for a term of 10 years.

Depreciable and amortizable tangible and intangible assets are €11,115,807 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 to 31 years at an annual amount of €385,419 and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $136,031, depreciation and amortization of intangibles of $98,108, interest expense of $47,907 and net loss of $9,984. There were no pro forma adjustments for the nine months ended September 30, 2006.

T. In December 2005, the Company and CPA®:14, through 55.1% and 44.9% interests, respectively, in a limited liability company, acquired land and building in Plainfield, Indiana that was previously wholly-owned by CPA®:14. Concurrent with this transaction, the Company entered into an agreement with Dick’s Sporting Goods, Inc. (“Dick’s”) to construct an addition to the existing facility and to amend the existing lease agreement with Dick’s.

The cost of the property is expected to be approximately $30,150,000, including the maximum construction costs of up to $17,600,000 for the expansion facility. The Company is responsible for all the construction costs and acquisition fees related to the expansion.

The lease has an expected construction term of approximately 13 months and provided that construction is completed prior to February 1, 2007, will have an initial term of approximately 16 years, with seven 5-year renewal terms. The current annual rent on the existing facility is $1,242,702. This rent will increase annually by 1.5%, beginning on February 1, 2006 and each year thereafter. The monthly rent for the expansion facility during construction will equal the product of the 30-day LIBOR plus 400 basis points and the amount the Company advanced for construction. Once construction is complete, the initial annual rent on the expansion facility is expected to approximate $3,023,000 and will increase every five years based on the CPI. For pro forma purposes, only the lease revenue associated with the existing facility is included in the determination of pro forma net income.

Until the construction on the expansion facility is completed, rent for the existing facility will be paid solely to CPA®:14 and rent for the expansion facility will be paid solely to the Company. Once the construction on

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

the expansion facility is completed, the Company and CPA®:14 will each receive our respective pro rata portion of the cumulative rent for both facilities.

Depreciable tangible assets are $10,033,036 and are being depreciated for financial reporting purposes on a straight-line basis over 40 years at an annual amount of $250,826 and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the year ended December 31, 2005 are rental income of $112,579, depreciation and amortization of intangibles of $20,706 and minority interest in income of $91,873. There were no pro forma adjustments for the nine months ended September 30, 2006.

U. In December 2005, the Company purchased land and buildings located in Newbridge, Edinburgh (Scotland), and entered into a net lease with Murray International Metals Limited (“Murray International Metals”). The cost of the Murray International Metals property was £14,330,126 ($25,243,950 based on the exchange rate for the Pound Sterling as of the date of acquisition of $1.7616). For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the Pound Sterling for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $1.82069 and of $1.81842, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

The lease has an initial term of 25 years, with two 10-year renewal terms. The lease provides for initial annual rent of £1,198,650 with rent increases every five years based on increases in the general index of retail prices as published by the Office for National Statistics in the UK.

Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is expected to approximate £1,144,326. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

The Company obtained limited recourse mortgage financing of £9,500,000, at a fixed annual interest rate of 5.54% for a term of 20 years.

Included in the historical balances for the year ended December 31, 2005 are interest income from direct financing lease of $81,571, interest expense of $38,045 and net income of $43,526. There were no pro forma adjustments for the nine months ended September 30, 2006.

V. In March 2006, the Company purchased land and buildings in Weimar, Houston, Conroe and Odessa, Texas and entered into a net lease with Utex Industries, Inc. (“Utex”). The total cost of the properties was $14,729,686. The lease has an initial term of 20 years, with two 10-year renewal terms. The lease provides for initial annual rent of $1,260,000 with rent increases every two years beginning after the second year based on increases in CPI over such period. Rental income also includes net annual amortization of above market intangibles of $30,043.

The Company obtained limited recourse mortgage financing of $9,000,000 at a fixed annual interest rate of 6.48% for a term of 20 years.

Depreciable and amortizable tangible and intangible assets are $12,272,686 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 to 40 years at an annual amount of $470,788, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the nine months ended September 30, 2006 are rental income of $720,355, depreciation and amortization of intangibles of $278,911, interest expense of $341,974 and net income of $99,470.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

W. In March 2006, the Company and CPA®:15, through 25% and 75% interests, respectively, in a limited liability company purchased 15 properties (16 buildings) located throughout Poland and entered into 16 separate net leases with affiliates of OBI AG, OBI Holdings GmbH and Deutsche Heimwekmarkt Holdings GmbH (collectively, “OBI”). The total cost of the properties was €151,788,649, ($183,299,973 based on the exchange rate for the Euro as of the date of acquisition of $1.2076). The limited liability company has been structured such that capital has been contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenues and expenses to determine pro forma equity income have been translated using the average rate for the Euro for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $1.24539 and of $1.24498, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

The leases each have an initial term of 10 years with an agreement to lease for an additional 8 years and provide for three 5-year renewal terms. The leases provide for initial aggregate annual rent of €10,606,221 with rent increases every year based on 75% of the Eurozone CPI. Rental income also includes annual amortization of below market intangibles of €200,859.

The Company obtained non-recourse mortgage financing totaling €120,257,071 with quarterly payments based on a variable interest rate for a term of 10 years. In connection with obtaining this financing, the Company entered into two interest rate swap agreements to fix the interest rate at a blended fixed rate of 5.02% over the term of the financing.

In connection with this transaction, the Company and CPA®:15 also entered into an agreement with OBI to acquire two additional properties that are currently under construction. These properties will be acquired once construction is completed for a total cost of approximately €16,922,600. No pro forma effect is reflected for this commitment.

Depreciable and amortizable tangible and intangible assets are €120,128,649 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 18 to 30 years at an annual amount of €4,461,710, and over 40 years on a straight-line basis for tax purposes.

Pro forma equity (loss) income for the year ended December 31, 2005 and the nine months ended September 30, 2006 is $(37,828) and $44,056, respectively, of which $(37,876) is included in the historical results of operations for the nine months ended September 30, 2006. Pro forma equity (loss) income for the year ended December 31, 2005 and nine months ended September 30, 2006 is derived as follows:

	Year Ended	Nine Months
	December 31,	Ended September 30,
	2005	2006

Rental income	$12,958,734	$9,715,851
Depreciation and amortization	(5,547,975)	(4,159,679)
Interest expense	(7,448,587)	(5,512,116)

Net (loss) income	$(37,828)	$44,056

Company’s share of net (loss) income (at 25% interest)	$(9,457)	$11,014

Included in the historical results of operations		(37,876)

Pro forma adjustment		$48,890

X. In March 2006, the Company purchased land and building in Greenville, South Carolina and entered into a net lease with Datastream Systems, Inc. (“Datastream”). The total cost of the properties was $16,307,866. The lease has an initial term of 15 years, with four 5-year renewal terms. The lease provides for initial annual rent

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

of $1,356,250 with annual rent increases every year based on increases in CPI. Rental income also includes annual amortization of above market intangibles of $98,684.

In May 2006 the Company obtained limited recourse mortgage financing in the amount of $10,850,000 at a fixed annual interest rate of 6.54% for a term of 15 years maturing in June 2021.

Depreciable and amortizable tangible and intangible assets are $13,902,599 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 to 30 years at an annual amount of $498,330, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the nine months ended September 30, 2006 are rental income of $632,499, depreciation and amortization of intangibles of $249,884, interest expense of $281,202 and net income of $101,413.

Y. In April 2006, the Company purchased land and buildings in Cresskill, Livingston, Maplewood, Morristown, Upper Montclair and Summit, New Jersey and entered into a net lease with Kings Super Markets Inc., (“Kings Super Markets”). The total cost of the properties was $48,397,539. The lease has an initial term of 20 years with one 10-year renewal term followed by six 5-year renewal terms. The lease provides for initial annual rent of $3,450,000 with CPI-based rent increases every third year during the first 12 years of the initial term, capped at 7.5% for each increase, and CPI-based rent increases every second year during the last eight years of the initial term, capped at 5% for each increase. Rental income also includes net annual amortization of above market intangibles of $33,087.

The Company has obtained limited recourse mortgage financing totaling $27,825,000, which is secured by individual properties. This financing includes limited recourse mortgage financing obtained in April 2006 totaling $4,725,000 at a fixed annual interest rate of 6.29% for a term of 10 years, maturing in June 2016; limited recourse mortgage financing in June 2006 totaling $11,400,000 at a fixed annual interest rate of 6.41% for a term of ten years, maturing in July 2016; and limited recourse mortgage financing in July 2006 totaling $11,700,000 at a fixed annual interest rate of 6.24% for a term of ten years, maturing in August 2016. In addition, monthly payments of interest only are due for the first three years of the financing obtained. The Company will endeavor to obtain additional limited recourse, fixed rate mortgage financing at the current market rate in the approximate amount of $6,750,000 for a term of 10 years amortized over a period of 30 years. A fixed interest rate of 6.5% has been used in the determination of pro forma net income. There can be no assurance that the Company will be successful in securing mortgage financing on the terms described.

Depreciable and amortizable tangible and intangible assets are $37,028,794 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 to 40 years at an annual amount of $1,030,853, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the nine months ended September 30, 2006 are rental income of $1,457,328, depreciation and amortization of intangibles of $470,660, interest expense of $441,231 and net income of $545,437.

Z. In May 2006, the Company purchased land and building located in Marktheidenfeld, Germany, and entered into a net lease with Hilite Germany GmbH & Co. (“Hilite”). The cost of the Hilite property was €18,938,167 ($24,343,120 based on the exchange rate for the Euro as of the date of acquisition of $1.2854). For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the Euro for the year ended December 31, 2005 and the nine months ended September 30, 2006 of $1.24539 and of $1.24498, respectively. Actual results are translated using the average for the period from acquisition through September 30, 2006.

The lease has an initial term of 20 years, with two 10-year renewal terms. The lease provides for initial annual rent of €1,777,500 with annual rent increases based on increases in the German CPI.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is expected to approximate €1,580,481. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

The Company obtained non-recourse mortgage financing of €11,700,000, at a fixed annual interest rate of 5.12% for a term of 10 years.

Included in the historical balances for the nine months ended September 30, 2006 are interest income from direct financing lease of $862,351, interest expense of $275,130 and net income of $587,221.

AA. In June 2006, the Company purchased land and buildings in Ringwood, New Jersey and Alameda, California and entered into a net lease with CheeseWorks Real Properties, Inc. (“CheeseWorks”). The total cost of the properties was $10,521,204. The lease has an initial term of 20 years, with four 5-year renewal terms. The lease provides for initial annual rent of $915,000 with annual rent increases based on increases in CPI. Rental income also includes annual amortization of above market intangibles of $62,219.

In July 2006, the Company obtained limited recourse mortgage financing in the amount of $6,000,000 at a fixed annual interest rate of 6.54% for a term of 10 years, maturing in August 2016.

Depreciable and amortizable tangible and intangible assets are $7,377,123 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 to 40 years at an annual amount of $216,702, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the nine months ended September 30, 2006 are rental income of $217,164, depreciation and amortization of $55,461, interest expense of $95,897 and net income of $65,806.

BB. In July 2006, the Company purchased land and buildings located in El Paso, Texas and entered into a net lease with Good Time Enterprise, LLC (doing business as Southwest Convenience Stores, LLC or “Southwest Convenience Stores”). The cost of the Southwest Convenience Stores properties was $23,676,889.

The lease has an initial term of 24 years and 9 months with four 5-year renewal terms. The lease provides for initial annual rent of $1,800,318 with annual rent increases based upon increases in CPI.

Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is expected to approximate $1,593,260. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

In September 2006, the Company obtained limited recourse mortgage financing in the amount of $14,922,000 at a fixed annual interest rate of 7.34% for a term of 10 years, maturing in October 2016.

Included in the historical balances for the nine months ended September 30, 2006 are interest income from direct financing lease of $418,837, interest expense of $73,018 and net income of $345,819.

CC. In August 2006, the Company purchased land and building in Amherst, New York and entered into a net lease with International Imaging Materials, Inc. (“International Imaging”). The total cost of the property was $15,781,806. The lease has an initial term of 20 years, with two 10-year renewal terms. The lease provides for initial annual rent of $1,387,500 with rent increases every five years based on increases in CPI. Rental income also includes annual amortization of below market intangibles of $36,035.

The Company obtained limited recourse mortgage financing in the amount of $10,500,000 at a fixed annual interest rate of 6.63% for a term of 25 years, maturing in September 2031.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Depreciable and amortizable tangible and intangible assets are $16,838,141 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 to 40 years at an annual amount of $461,531, and over 40 years on a straight-line basis for tax purposes.

Included in the historical balances for the nine months ended September 30, 2006 are rental income of $207,263, depreciation and amortization of intangibles of $98,011, interest expense of $100,555 and net income of $8,697.

DD. In October 2006, the Company and W. P. Carey & Co. LLC, through 40% and 60% interests, respectively, in a limited liability company, purchased land and building in Columbia, South Carolina and entered into a net lease with Consolidated Systems, Inc. (“Consolidated”). The total cost of the property was $17,880,785. The limited liability company has been structured such that capital has been contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting.

The lease has an initial term of 20 years, with four 5-year renewal terms. The lease provides for initial annual rent of $1,579,500 with rent increases of 10% every five years. As a result, rental income will be recognized on an annual straight line basis of $1,830,891. Additionally, rental income also includes annual amortization of below market intangibles of $11.

The Company obtained limited recourse mortgage financing in the amount of $12,000,000 at a fixed annual interest rate of 5.87% for a term of 10 years, maturing in November 2016.

Depreciable and amortizable tangible and intangible assets are $13,631,232 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 to 40 years at an annual amount of $392,169, and over 40 years on a straight-line basis for tax purposes.

Pro forma equity income for the year ended December 31, 2005 and the nine months ended September 30, 2006 is $291,378 and $244,350, respectively, and is derived as follows:

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2005	2006

Rental income	$1,830,902	$1,373,177
Depreciation and amortization	(392,169)	(294,126)
Interest expense	(710,289)	(468,176)

Net income	$728,444	$610,875

Company’s share of net income (at 40% interest)	$291,378	$244,350

EE. In October 2006, the Company purchased land and building in Spanish Fork, Utah and entered into a net lease with Provo Craft & Novelty, Inc. (“Provo”). The total cost of the property was $12,460,733. The lease has an initial term of approximately 13.5 years, with two 5-year renewal terms. The lease provides for initial annual rent of $1,080,000 with rent increases every five years of 10%. As a result, rental income will be recognized on an annual straight line basis of $1,204,000. Rental income also includes annual amortization of below market intangibles of $1,586.

The Company obtained limited recourse mortgage financing in the amount of $9,000,000 at a fixed annual interest rate of 6.21% for a term of approximately 13.5 years, maturing in May 2020.

Depreciable and amortizable tangible and intangible assets are $11,398,014 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 13.5 to 40 years at an annual amount of $462,260, and over 40 years on a straight-line basis for tax purposes.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

FF. In October 2006, the Company purchased land and buildings in Woodland, Washington and Georgetown, Texas and entered into a net lease with LifePort, Inc. (“LifePort”). The total cost of the properties was $6,654,970. The lease has an initial term of 15 years, with two 10-year renewal terms. The lease provides for initial annual rent of $585,000 with annual rent increases based on increases in CPI. Rental income also includes annual amortization of above market intangibles of $80,485.

The Company obtained limited recourse mortgage financing of $3,825,000, at a fixed annual interest rate of 5.69% for a term of 10 years, maturing in January 2017.

Depreciable and amortizable tangible and intangible assets are $4,647,698 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 to 40 years at an annual amount of $144,688, and over 40 years on a straight-line basis for tax purposes.

GG. In November 2006, the Company and CPA:®15, through 50% interests, respectively, in a limited liability company purchased land and building in Auburn Hills, Michigan and entered into a net lease with Goertz + Schiele Corporation (“Goertz + Schiele”). The total cost of the property was $24,414,626. The limited liability company has been structured such that capital has been contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. In accordance with FIN 46(R), the Company is consolidating this variable interest entity as the Company believes that it is the primary beneficiary.

The lease has an initial term of 20 years, with four 5-year renewal terms. The lease provides for initial annual rent of $2,156,727 with annual rent increases based on increases in CPI. Rental income also includes annual amortization of above market intangibles of $130,619.

The Company obtained limited recourse mortgage financing in the amount of $13,700,000 at a fixed annual interest rate of 6.03% for a term of 10 years, maturing in December 2016.

Depreciable and amortizable tangible and intangible assets are $17,817,804 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 to 40 years at an annual amount of $469,521, and over 40 years on a straight-line basis for tax purposes.

HH. In November 2006, the Company purchased land and building in Washington Township, Michigan and entered into a net lease with TRW Vehicle Safety Systems Inc. (“TRW”). The total cost of the property was $40,544,503. The lease has an initial term of 15 years, with two 10-year renewal terms. The lease provides for initial annual rent of $2,904,000 with annual rent increases of 2%. As a result, rental income will be recognized on an annual straight line basis of $3,348,006.

The Company obtained limited recourse mortgage financing in the amount of $30,400,000 at a fixed annual interest rate of 5.6% for a term of 10 years, maturing in December 2016.

Depreciable and amortizable tangible and intangible assets are $33,044,503 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 to 40 years at an annual amount of $1,002,288, and over 40 years on a straight-line basis for tax purposes.

II. The Company pays its advisor, W. P. Carey & Co. LLC, a combined asset management and performance fee equal to 1% per annum of average invested assets, or its pro rata share of amounts invested in real estate, net of unpaid deferred acquisition fees. Based on average invested assets of $1,232,913,349 as of September 30, 2006, the pro forma fees amount to $12,329,133 for the year ended December 31, 2005 and $9,246,850 for the nine months ended September 30, 2006, of which $7,396,737 and $7,924,757, respectively, is included in the historical results of operations, and is reflected in property expenses in the accompanying pro forma consolidated statements of operations for the respective periods. The advisor is reimbursed for the cost of personnel needed to provide administrative services to the operation of the Company. The amount of the

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

reimbursement is allocated based on adjusted gross revenues. The Company’s pro forma calculation of reimbursement for administrative services was $1,231,680 for the year ended December 31, 2005 and $923,760 for the nine months ended September 30, 2006 of which $604,234 and $923,826, respectively, is included in the historical results from operations, and are reflected in general and administrative expenses for the respective periods. The Company’s pro forma calculation of deferred acquisition fees payable to the advisor amount to $25,257,722 as of September 30, 2006 and bear interest at an annual rate of 5%, or $1,262,886 for the year ended December 31, 2005 and $947,165 for the nine months ended September 30, 2006, of which $687,571 and $760,083, respectively, is included in the historical results of operations, and are reflected in interest expense for the respective periods. For pro forma purposes, other interest income from uninvested cash is eliminated based on an assumption that substantially all cash proceeds of the offering will be invested in real estate.

JJ. The pro forma weighted average shares outstanding for the year ended December 31, 2005 and nine months ended September 30, 2006 were determined as if all shares issued since the inception of the Company’s “best efforts” offering were issued on January 1, 2005.

KK. For tax purposes, rents are recognized on a contractual basis and differences between contractual rents and rents recognized on a straight-line basis and interest income recognized at a constant rate of interest are eliminated.

LL. For financial reporting purposes, no depreciation is recorded on direct financing leases. Depreciation is recorded for the purpose of determining taxable income. Annual taxable depreciation of $4,291,263 is computed on a straight-line basis over 40 years and is based on the tax basis of building and improvements, adjusted for the exchange rate, of $171,650,507.

For financial reporting purposes, a portion of the underlying assets of the operating leases have been classified as intangible assets and are being amortized on a straight-line basis over the initial term or renewable term of the leases, ranging from 3 years to 40 years. Such assets are classified as buildings and improvements for tax purposes and are being depreciated on a straight-line basis over 40 years. As a result, annual depreciation and amortization for financial reporting purposes is $2,882,180 less than depreciation computed for tax purposes.

MM. Equity income for tax purposes differs from equity income for financial reporting purposes due to differences in depreciation as a result of equity investees having leases classified as direct financing leases or equity investees amortizing intangible assets over periods ranging from 7 years to 40 years for financial reporting purposes. Such assets are depreciated on a straight-line basis over 40 years for tax purposes.

NN. For tax purposes, the Company’s basis in buildings and improvements is $650,119,254. Such assets are being depreciated on a straight-line basis over 40 years resulting in annual taxable depreciation of $16,252,981.

OO. Amounts available for distribution were computed by adding back pro rata tax-basis depreciation expense to taxable income and deducting pro rata scheduled principal amortization.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

PP. Mortgage amortization is as follows:
Polestar	$141,827
Castle Rock	265,276
Foss	428,509
Ply Gem	531,848
Xpedite	228,072
Plantagen	379,767
HMS	185,943
Clean Earth	122,048
Career Education	24,875
Precise	293,753
IDS Group	84,711
Finisar	461,896
MetalsAmerica	110,196
PolyPipe	132,336
Hinckley	642,898
MetoKote	557,969
McGavigan	76,091
BOBS	88,781
Advanced Circuits	41,567
John Nurminen	89,712
Murray International Metals	176,015
Utex	238,718
Datastream	174,669
Hilite	180,042
CheeseWorks	62,960
International Imaging	165,473
Provo	152,922
LifePort	62,483
Goertz + Schiele	80,276

$6,181,633

ANNEX A — QUARTERLY REPORT ON FORM 10-Q

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2006
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number: 001-32162

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	80-0067704
(State of incorporation)	(I.R.S. Employer Identification No.)

50 Rockefeller Plaza	10020
New York, New York	(Zip Code)
(Address of principal executive office)

Investor Relations (212) 492-8920
(212) 492-1100
(Registrant’s telephone numbers, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

Registrant has 93,705,808 shares of common stock, $.001 par value outstanding at November 7, 2006.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

*	The summarized consolidated financial statements contained herein are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of such financial statements have been included.

Forward Looking Statements

This quarterly report on Form 10-Q, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 2 of Part I of this report, contains forward-looking statements that involve risks, uncertainties and assumptions. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “expect,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seeks,” “plans” or similar expressions. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees, and speak only as of the date they are made. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievement to be materially different from the results of operations or plan expressed or implied by such forward-looking statements. While we cannot predict all of the risks and uncertainties, they include, but are not limited to, the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved. Additionally, a description of our critical accounting estimates is included in the management’s discussion and analysis section in our Annual Report on Form 10-K for the year ended December 31, 2005. There has been no significant change in such critical accounting estimates.

As used in this quarterly report on Form 10-Q, the terms the “Company,” “we,” “us” and “our” include Corporate Property Associates 16 — Global Incorporated, its consolidated subsidiaries and predecessors, unless otherwise indicated.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

PART I

ITEM 1. — FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and share amounts)

	September 30,	December 31,
	2006	2005 (NOTE)

ASSETS
Real estate, net	$500,900	$386,615
Net investment in direct financing leases	206,646	152,772
Equity investments in real estate	108,928	97,179
Real estate under construction	51,140	15,026
Mortgage notes receivable	9,598	29,798
Cash and cash equivalents	331,469	155,374
Short-term investments	2,235	1,698
Marketable securities	2,858	2,996
Funds in escrow	8,499	6,377
Intangible assets, net	84,847	66,589
Due from affiliates	—	590
Deferred offering costs	5,740	4,028
Other assets, net	10,053	10,607

Total assets	$1,322,913	$929,649

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Limited recourse mortgage notes payable	$480,521	$358,370
Accrued interest	2,907	2,330
Accounts payable, accrued expenses and other liabilities	3,907	10,163
Due to affiliates	18,117	9,475
Deferred acquisition fees payable to affiliate	23,672	17,708
Prepaid and deferred rental income and security deposits	23,816	18,548
Distributions payable	12,899	8,926

Total liabilities	565,839	425,520

Minority interest in consolidated entities	17,373	17,134

Commitments and contingencies (Note 9)
Shareholders’ equity:
Common stock, $0.001 par value; 250,000,000 shares authorized; 86,845,106 and 57,268,850 shares issued and outstanding, respectively	87	57
Additional paid-in capital	776,160	514,014
Distributions in excess of accumulated earnings	(35,113)	(22,416)
Accumulated other comprehensive income (loss)	3,796	(3,148)

	744,930	488,507
Less, treasury stock at cost, 562,292 and 162,564 shares, respectively	(5,229)	(1,512)

Total shareholders’ equity	739,701	486,995

Total liabilities and shareholders’ equity	$1,322,913	$929,649

NOTE: The consolidated balance sheet at December 31, 2005 has been derived from the audited consolidated financial statements at that date.

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

REVENUES:
Rental income	$12,723	$8,472	$34,876	$19,359
Interest income from direct financing leases	4,413	2,657	10,935	6,964
Interest income on mortgage receivable	356	709	1,722	1,768
Other operating income	223	137	966	344

	17,715	11,975	48,499	28,435

OPERATING EXPENSES:
Depreciation and amortization	(3,405)	(2,187)	(9,119)	(4,907)
Property expenses	(3,525)	(2,449)	(9,249)	(5,743)
General and administrative	(1,063)	(1,237)	(3,436)	(3,282)

	(7,993)	(5,873)	(21,804)	(13,932)

OTHER INCOME AND EXPENSES:
Income from equity investments in real estate	1,776	1,604	5,256	4,122
Other interest income	3,399	1,259	6,830	4,266
Minority interest in income	(468)	(210)	(1,459)	(340)
Gain (loss) on foreign currency transactions, derivative instruments and other, net	163	(477)	229	(663)
Interest expense	(6,837)	(4,291)	(17,947)	(10,013)

	(1,967)	(2,115)	(7,091)	(2,628)

NET INCOME	$7,755	$3,987	$19,604	$11,875

BASIC EARNINGS PER SHARE	$0.10	$0.07	$0.29	$0.21

DISTRIBUTIONS DECLARED PER SHARE	$0.1601	$0.1500	$0.4764	$0.4200

WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	81,569,191	56,660,533	67,911,308	56,106,453

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net income	$7,755	$3,987	$19,604	$11,875
Other comprehensive income (loss):
Change in unrealized loss on marketable securities	70	—	67	—
Change in foreign currency translation adjustment	2,197	2,468	6,746	(4,463)
Unrealized (loss) gain on derivative instrument	(1,116)	—	131	—

	1,151	2,468	6,944	(4,463)

Comprehensive income	$8,906	$6,455	$26,548	$7,412

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
For the nine months ended September 30, 2006
(in thousands, except share and per share amounts)

			Distributions in	Accumulated
		Additional	Excess of	Other
	Common	Paid-In	Accumulated	Comprehensive	Treasury
	Stock	Capital	Earnings	Income (Loss)	Stock	Total

Balance at December 31, 2005	$57	$514,014	$(22,416)	$(3,148)	$(1,512)	$486,995
29,190,590 shares issued $.001 par, at $10 per share, net of offering costs	30	258,289				258,319
385,666 shares, $.001 par, issued to the advisor at $10 per share	—	3,857				3,857
Distributions declared			(32,301)			(32,301)
Net income			19,604			19,604
Change in other comprehensive income (loss)				6,944		6,944
Repurchase of 399,728 shares					(3,717)	(3,717)

Balance at September 30, 2006	$87	$776,160	$(35,113)	$3,796	$(5,229)	$739,701

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,604	$11,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including intangible assets and deferred financing costs	9,353	4,681
(Gain) loss on foreign currency transactions, net	(394)	1,365
Unrealized gain on derivative instrument	—	(702)
Equity income in real estate in excess of distributions received	(1,338)	(413)
Issuance of shares to affiliate in satisfaction of fees due	3,857	2,199
Minority interest in income	1,459	340
Straight-line rent adjustments and amortization of rent-related intangibles	(1,354)	(692)
Increase in accrued interest	549	1,444
Increase in due to affiliates(a)	4,902	3,375
Increase in accounts payable, accrued expenses and other liabilities(a)	384	3,943
Increase in prepaid and deferred rental income and security deposits	807	4,626
Net change in other operating assets and liabilities	(364)	(1,048)

Net cash provided by operating activities	37,465	30,993

CASH FLOWS FROM INVESTING ACTIVITIES:
Distributions from equity investments in real estate in excess of equity income	3,420	3,055
Acquisition of real estate and equity investments in real estate(b)	(215,902)	(381,753)
Contributions to equity investments in real estate	(10,088)	(38,499)
Funds placed in escrow for future acquisition and construction	(28,419)	—
Release of funds held in escrow for future acquisition and construction	26,454	19,631
VAT taxes recovered (paid) from purchase of real estate	4,008	(2,044)
Purchase of mortgage note receivable	—	(12,798)
Receipt of principal payment of mortgage note receivable	206	153
Receipt of principal prepayment of mortgage note receivable	20,000	—
Proceeds from short-term investments	—	2,888
Purchases of securities	—	(32,625)
Proceeds from sale of securities	—	96,425

Net cash used in investing activities	(200,321)	(345,567)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions paid	(28,328)	(20,443)
Distributions paid to minority interest partners	(1,220)	(399)
Contributions from minority interest partners	—	6,724
Proceeds from mortgages(c)	119,744	202,853
Scheduled payments of mortgage principal	(4,571)	(1,795)
Deferred financing costs and mortgage deposits, net of deposits refunded	(1,356)	854
Proceeds from issuance of shares, net of costs of raising capital	258,319	42,553
Purchase of treasury stock	(3,717)	(1,227)

Net cash provided by financing activities	338,871	229,120

Effect of exchange rate changes on cash	80	(775)

Net increase (decrease) in cash and cash equivalents	176,095	(86,229)
Cash and cash equivalents, beginning of period	155,374	217,310

Cash and cash equivalents, end of period	$331,469	$131,081

(a)	Changes in due to affiliates and accounts payable, accrued expenses and other liabilities excludes amounts related to the raising of capital (financing activities) pursuant to the Company’s public offerings. At September 30, 2006 and 2005, the amount due to the Company’s advisor for such costs was $5,742 and $2,233, respectively. The above caption also excludes deferred acquisition fees payable related to the acquisition of real estate (investing activities).

(b)	The cost basis of real estate investments acquired during the nine months ended September 30, 2006 and 2005 also includes deferred acquisition fees payable of $5,964 and $8,577, respectively.

(c)	Net of $2,325 retained by mortgage lenders during the nine months ended September 30, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

NOTE 1.	Business

Corporate Property Associates 16 — Global Incorporated (the “Company”) is a real estate investment trust (“REIT”) that invests in commercial properties leased to companies domestically and internationally. The primary source of the Company’s revenue is earned from leasing real estate, primarily on a triple net lease basis. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, tenant defaults, lease expirations and sales of properties. As of September 30, 2006, the Company’s portfolio consisted of 215 properties leased to 44 tenants and totaled approximately 14.8 million square feet. The Company was formed in 2003 and is managed by W. P. Carey & Co. LLC and its subsidiaries (the “advisor”). As a REIT, the Company is not subject to U.S. federal income taxation as long as it satisfies certain requirements relating to the nature of its income, the level of its distributions and other factors.

NOTE 2.	Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Article 10 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not include all information and notes required by generally accepted accounting principles in the United States of America for complete financial statements. All significant intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results of the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Principles of Consolidation

The accompanying consolidated financial statements include all accounts of the Company, and its majority-owned and/or controlled subsidiaries. The portion of these entities not owned by the Company is presented as minority interest as of and during the periods consolidated.

When the Company obtains an economic interest in an entity, the Company evaluates the entity to determine if the entity is deemed a variable interest entity (“VIE”), and if the Company is deemed to be the primary beneficiary, in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). The Company consolidates (i) entities that are VIEs and of which the Company is deemed to be the primary beneficiary and (ii) entities that are non-VIEs which the Company controls. Entities that the Company accounts for under the equity method (i.e. at cost, increased or decreased by the Company’s share of earnings or losses, less distributions) include (i) entities that are VIEs and of which the Company is not deemed to be the primary beneficiary and (ii) entities that are non-VIEs which the Company does not control, but over which the Company has the ability to exercise significant influence. The Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is if certain events occur that are likely to cause a change in the original determinations.

Information about International Geographic Areas

The Company has international investments in Canada, Europe, Mexico, Thailand, Malaysia and the United Kingdom. These investments accounted for lease revenues (rental income and interest income from direct financing leases) of $3,928 and $2,034 for the three months ended September 30, 2006 and 2005, respectively, lease revenues of $10,209 and $5,371 for the nine months ended September 30, 2006 and 2005, respectively, income from equity investments in real estate of $1,052 and $886 for the three months ended September 30,

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)

2006 and 2005, respectively, and income from equity investments in real estate of $3,067 and $1,906 for the nine months ended September 30, 2006 and 2005, respectively. As of September 30, 2006 and December 31, 2005, long-lived assets related to international investments were $197,953 and $152,148, respectively and the carrying value of international equity investments in real estate was $70,730 and $57,997, respectively.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period financial statement presentation.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an Amendment of FASB No. 133 and 140” (“SFAS 155”). The purpose of SFAS No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. The provisions of FAS 155 will be effective for the Company as of the beginning of its 2007 fiscal year. The Company is currently evaluating the impact of adopting FAS 155 on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company not recognize in its consolidated financial statements the impact of a tax position that fails to meet the more likely than not recognition threshold based on the technical merits of the position. The provisions of FIN 48 will be effective for the Company as of the beginning of its 2007 fiscal year. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement — including the reversing effect of prior year misstatements — but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. The Company currently uses the iron-curtain method for quantifying identified financial statement misstatements.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and roll-over methods. SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been used or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of the “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)

corrected through the cumulative adjustment and how and when it arose. The Company will initially apply the provisions of SAB 108 using the cumulative effect transition method in connection with the preparation of our annual financial statements for the year ending December 31, 2006. The Company does not believe that the adoption of SAB 108 will have a material impact on the Company’s financial position or results of operations.

NOTE 3.	Organization and Offerings

The Company commenced its initial public offering of up to 110,000,000 shares of common stock at a price of $10 per share in December 2003. The initial offering was conducted on a “best efforts” basis by Carey Financial, LLC (“Carey Financial”), a wholly-owned subsidiary of W. P. Carey & Co. LLC, and other selected dealers. The Company sold 55,332,415 shares of common stock in its initial offering before suspending sales activities on December 30, 2004. The Company formally terminated its initial offering in March 2005 by filing an amendment to the registration statement for its initial offering, to deregister shares of its common stock that remained unissued as of March 8, 2005, excluding 50,000,000 issuable under its Distribution Reinvestment and Share Purchase Plan (the “Plan”). In March 2006, the Company deregistered all remaining Plan shares with respect to this registration statement that were not issued as of March 23, 2006.

In August 2005, the Company filed an amendment to the registration statement filed with the SEC in 2004 for a second “best efforts” public offering of up to 55,000,000 shares of common stock at a price of $10 per share as well as up to 40,000,000 shares issuable under its Plan. The SEC declared this registration statement effective in February 2006, and the Company commenced its second public offering effective March 27, 2006. During the nine months ended September 30, 2006, the Company issued 27,897,910 shares for gross proceeds of $278,915, pursuant to this second public offering, and also issued 1,292,680 shares under the Plan. Since inception of its second offering, the Company has raised $426,857 through November 14, 2006.

NOTE 4.	Transactions with Related Parties

Pursuant to an advisory agreement between the Company and the advisor, the advisor performs certain services for the Company including the identification, evaluation, negotiation, purchase and disposition of property, the day-to-day management of the Company and the performance of certain administrative duties. The advisor is also reimbursed for certain costs in connection with the Company’s offerings (see Note 9). The advisory agreement between the Company and the advisor provides that the advisor receive asset management and performance fees, each of which are 1/2 of 1% per annum of average invested assets as defined in the advisory agreement. The performance fees are subordinated to the performance criterion, a non-compounded cumulative distribution return of 6% per annum. As of September 30, 2006, the non-compounded cumulative distribution return was 5.78%. The asset management and performance fees will be payable in cash or restricted stock at the option of the advisor. For 2006, the advisor has elected to receive its asset management and performance fees in restricted shares of common stock of the Company, at $10.00 per share. In connection with managing the day-to-day operations, the advisor is also reimbursed for the allocated cost of personnel needed to provide administrative services to the operations of the Company. The Company incurred base asset management fees of $1,446 and $1,063 for the three months ended September 30, 2006 and 2005, respectively, and $3,962 and $2,569 for the nine months ended September 30, 2006 and 2005, respectively, with performance fees in like amounts, which are included in property expenses in the accompanying consolidated financial statements. The Company incurred personnel reimbursements of $319 and $183 for the three months ended September 30, 2006 and 2005, respectively, and $924 and $361 for the nine months ended September 30, 2006 and 2005, respectively, which are included in general and administrative expenses in the accompanying consolidated financial statements.

In connection with structuring and negotiating acquisitions and related mortgage financing on behalf of the Company, the advisory agreement provides for acquisition fees averaging not more than 4.5%, based on the

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)

aggregate cost of investments acquired, of which 2% will be deferred and payable in equal annual installments over three years with payment subordinated to the performance criterion. Unpaid installments bear interest at an annual rate of 5%. For investments that were acquired during the nine months ended September 30, 2006, current and deferred acquisition fees were $7,455 and $5,964, respectively, and were paid or payable to the advisor subject to subordination to the performance criterion. For investments that were acquired during the nine months ended September 30, 2005, current and deferred acquisition fees were $10,721 and $8,577, respectively, and were paid or payable to the advisor subject to subordination to the performance criterion. For investments acquired using the proceeds from the Company’s initial public offering, the Company pays the advisor an acquisition expense allowance of 0.5% of the cost of the investment in consideration for the advisor’s payment of certain acquisition expenses. For the nine months ended September 30, 2006 and 2005, the allowance was $1,218 and $2,528, respectively. For investments that will be acquired using the proceeds from the Company’s second public offering, the advisor will not receive an acquisition expense allowance but will be reimbursed for all reasonable direct third party acquisition related costs incurred.

Included in deferred acquisition fees payable to affiliate and due to affiliates in the accompanying consolidated balance sheets as of September 30, 2006 and December 31, 2005, is $33,771 and $23,085, respectively, of deferred costs related to services provided by the advisor (as described above). Payment of such amounts is contingent on the Company meeting its performance criterion.

The Company owns interests in entities which range from 25% to 70%, with the remaining interests held by affiliates.

The Company is a participant in an entity with certain affiliates for the purpose of leasing office space used for the administration of real estate entities and sharing the associated costs. Pursuant to the terms of an agreement, the Company’s share of rental occupancy and leasehold costs is based on gross revenues of the affiliates. Expenses incurred were $66 and $50 in the three months ended September 30, 2006 and 2005, respectively, and were $237 and $107 in the nine months ended September 30, 2006 and 2005, respectively. The Company’s estimated current share of future annual minimum lease payments on the office lease, which has a current term through 2016, is $295.

NOTE 5.	Real Estate

Real estate, which consists of land and buildings leased to others, at cost, and accounted for under the operating method is summarized as follows:

	September 30,	December 31,
	2006	2005

Cost	$513,250	$392,210
Less: Accumulated depreciation	(12,350)	(5,595)

	$500,900	$386,615

NOTE 6.	Equity Investments in Real Estate

On April 29, 2004, the Company, along with two affiliates, Corporate Properties Associates 14 Incorporated (“CPA®:14”) and Corporate Properties Associates 15 Incorporated (“CPA®:15”), through a limited partnership in which the Company owns a 30.77% limited partnership interest, purchased 78 retail self-storage and truck rental facilities and entered into master lease agreements with two lessees that operate the facilities under the U-Haul brand name. The self-storage facilities are leased to Mercury Partners, LP and the truck rental facilities are leased to U-Haul Moving Partners, Inc.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)

Summarized financial information of the limited partnership is as follows:

	September 30,	December 31,
	2006	2005

Assets (primarily real estate)	$319,365	$323,364
Liabilities (primarily mortgage notes payable)	(195,886)	(196,752)

Partners’ and members’ equity	$123,479	$126,612

Company’s share of equity investees’ net assets	$38,200	$39,182

	Nine Months Ended September 30,
	2006	2005

Revenue (primarily rental income)	$21,437	$21,426
Expenses (primarily interest on mortgages and depreciation)	(14,263)	(14,167)

Net income	$7,174	$7,259

Company’s share of net income from equity investments in real estate	$2,189	$2,216

The Company also owns interests in single-tenant net leased properties leased to corporations through non-controlling interests in partnerships and limited liability companies in which its ownership interests are 50% or less and the Company exercises significant influence. The underlying investments are owned with affiliates that have similar investment objectives as the Company. The ownership interests range from 25% to 50%. The lessees are Actuant Corporation, Hellweg Die Profi-Baumarkte GmbH & Co. KG, Pohjola Non-Life Insurance Company, Police Prefecture (French Government), Thales S.A., TietoEnator Plc and OBI A.G. (“OBI”). The interest in OBI was acquired during 2006 (see Note 7).

Summarized financial information of the above mentioned equity investees are as follows:

	September 30,	December 31,
	2006	2005

Assets (primarily real estate)	$810,328	$575,944
Liabilities (primarily mortgage notes payable)	(720,739)	(419,690)

Partners’ and members’ equity	$89,589	$156,254

Company’s share of equity investees’ net assets	$70,728	$57,997

	Nine Months Ended September 30,
	2006	2005

Revenue (primarily rental income)	$41,845	$27,573
Expenses (primarily interest on mortgages and depreciation)	(33,357)	(21,750)

Net income	$8,488	$5,823

Company’s share of net income from equity investments in real estate	$3,067	$1,906

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)

NOTE 7.	Acquisitions of Real Estate-Related Investments

Real Estate Acquired

2006 — During the nine months ended September 30, 2006, the Company acquired eight investments (six domestic, one in Germany and one in Malaysia), at a total cost of $164,658, which is based upon the applicable exchange rate at the date of acquisition where appropriate. In connection with these investments, $94,136 in limited recourse mortgage financing was obtained with a weighted average annual fixed interest rate and term of 6.4% and 13.2 years, respectively.

2005 — During the nine months ended September 30, 2005, the Company acquired 15 investments (11 domestic with one domestic investment also owning a property in Canada, two in the United Kingdom, one in Thailand and one in Mexico), at a total cost of $379,514, which is based upon the applicable exchange rate at the date of acquisition where appropriate. In connection with these investments, $209,807 in limited recourse mortgage financing was obtained with a weighted average interest rate and term of approximately 5.9% and 13.9 years, respectively. Included in the total cost of investments is an amount of $116,459 representing an investment in certain office/retail facilities located in Piscataway, New Jersey. In connection with this investment, the Company obtained limited recourse mortgage financing of $79,686 at a fixed interest rate of 5.49% for a term of 10 years.

Equity Investments in Real Estate Acquired

2006 — During the nine months ended September 30, 2006, the Company, together with an affiliate, acquired an equity investment in Europe where the Company’s ownership interest is 25%. The Company is accounting for this investment under the equity method of accounting as the Company does not have a controlling interest. The Company’s proportionate share of cost and non-recourse mortgage financing in this investment is $45,989 and $36,306, respectively, based upon the applicable exchange rate at the date of acquisition. Although the non-recourse mortgage financing is variable, as a result of entering into two interest rate swap agreements effective July 2006, the Company has an effective blended annual fixed interest rate of 5%. The financing has a term of 10 years.

2005 — During the nine-month period ended September 30, 2005, the Company, together with an affiliate, also acquired three equity investments (one each in Finland, Germany and France) in entities where the Company’s ownership interests are 50% or less. The Company is accounting for these investments under the equity method of accounting as the Company does not have a controlling interest. The Company’s proportionate share of cost and limited recourse mortgage financing in these investments is $137,321 and $99,749, respectively based on the applicable exchange rate at the date of acquisition. The weighted average interest rate and term of the limited recourse mortgage financing are approximately 4.5% and 10 years, respectively.

Mortgage Notes Receivable Acquired

2005 — During the nine months ended September 30, 2005, the Company originated a $54,000 mortgage collateralized by the distribution and storage facilities of the borrower. The mortgage was originated as a 10-year loan with a 25-year amortization schedule, bearing interest at an annual fixed rate of approximately 6.34%. The advisor arranged for the syndication of the first $41,260 in the form of an A-note, bearing interest at an annual fixed rate of 5.14%. In consideration for an investment of $12,740, the Company obtained the $12,740 B-note, which bears interest at an annual fixed rate of 6.34%, and an interest only participation in the A-note for the difference between the stated amounts payable under the A-note and the amounts receivable from the interests sold to the participants in the A-note (the difference between the amounts payable at an annual rate of 6.34% and 5.14%). The interest only participation is accounted for as a marketable security with changes in its fair value included in other comprehensive income.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)

Real Estate Under Construction

2006 — During the nine months ended September 30, 2006, the Company entered into three domestic build-to-suit projects at a total estimated cost of $88,679, based on current estimated construction costs. Costs incurred through September 30, 2006 of $51,140 in connection with several build-to-suit projects have been presented in the balance sheet as real estate under construction. The Company also obtained limited resource mortgage financing on current and completed build-to-suit projects of up to $36,260 at a weighted average annual fixed interest rate and term of 6.25% and 19.1 years, respectively. As of September 30, 2006, $25,608 of this financing has been drawn down.

NOTE 8.	Intangibles

In connection with its acquisition of properties, the Company has recorded net lease intangibles of $75,295, which are being amortized over periods ranging from 12 years to 40 years. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to revenue. Below-market rent intangibles are included in prepaid and deferred rental income and security deposits in the accompanying consolidated financial statements.

Intangibles are summarized as follows:

	September 30,	December 31,
	2006	2005

Lease intangibles
In-place lease	$55,429	$43,481
Tenant relationship	16,927	12,808
Above-market rent	18,479	13,150
Less: accumulated amortization	(5,988)	(2,850)

	$84,847	$66,589

Below-market rent	$(15,540)	$(11,866)
Less: accumulated amortization	905	420

	$(14,635)	$(11,446)

Net amortization of intangibles, including the effect of foreign currency translation, was $976 and $711 for the three months ended September 30, 2006 and 2005, respectively and $2,649 and $1,555 for the nine months ended September 30, 2006 and 2005, respectively. Based on the intangibles recorded through September 30, 2006, annual net amortization of intangibles for each of the next five years is as follows: 2006 — $3,759; 2007 — $4,313; 2008 — $4,313; 2009 — $4,172; 2010 — $3,746 and 2011 — $3,746.

NOTE 9.	Commitments and Contingencies

As of September 30, 2006, the Company was not involved in any material litigation.

As previously reported, the advisor and Carey Financial, the wholly-owned broker-dealer subsidiary of the advisor, are currently subject to an investigation by the SEC into payments made to third party broker-dealers and other matters.

In response to subpoenas and requests of the Division of Enforcement of the SEC (“Enforcement Staff”), the advisor and Carey Financial have produced documents relating to payments made to certain broker-dealers, both during and after the offering process, for certain of the REITs managed by the advisor (including Corporate Property Associates 10 Incorporated (“CPA®:10”), Carey Institutional Properties Incorporated

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)

(“CIP®”), Corporate Property Associates 12 Incorporated (“CPA®:12”), CPA®:14 and CPA®:15, in addition to selling commissions and selected dealer fees.

Among the payments reflected in documents produced to the Enforcement Staff were certain payments, aggregating in excess of $9,600, made to a broker-dealer which distributed shares of the REITs. The expenses associated with these payments, which were made during the period from early 2000 through the end of 2003, were borne by and accounted for on the books and records of the REITs. Of these payments, CPA®:10 paid in excess of $40; CIP® paid in excess of $875; CPA®:12 paid in excess of $2,455; CPA®:14 paid in excess of $4,990; and CPA®:15 paid in excess of $1,240. In addition, other smaller payments by these REITs to the same and other broker-dealers have been identified aggregating less than $1,000. The Company did not make, or make reimbursements in respect of, any of these payments to broker-dealers.

Although no formal regulatory action has been initiated against the advisor or Carey Financial in connection with the matters being investigated, the Company expects the SEC may pursue such an action against either or both of them. The nature of the relief or remedies the SEC may seek cannot be predicted at this time. If such an action is brought, it could have a material adverse effect on the advisor and the REITs managed by the advisor, including the Company, and the magnitude of that effect would not necessarily be limited to the payments described above but could include other payments and civil monetary penalties. Any action brought against the advisor or Carey Financial could also have a material adverse effect on the Company because of the Company’s dependence on the advisor and Carey Financial for a broad range of services, including in connection with the offering of securities.

Several state securities regulators have sought information from Carey Financial relating to the matters described above. While one or more states may commence proceedings against Carey Financial in connection with these inquiries, the Company does not currently expect that these inquiries will have a material effect on the advisor or Carey Financial incremental to that caused by any SEC action.

The Company is liable for certain expenses of offerings of its securities including filing, legal, accounting, printing and escrow fees, which are to be deducted from the gross proceeds of the offerings. The Company reimburses Carey Financial or one of its affiliates for expenses (including fees and expenses of its counsel) and for the costs of any sales and information meetings of Carey Financial’s employees or those of one of its affiliates relating to the Company’s securities offerings. Total underwriting compensation with respect to any offering may not exceed 10% of gross proceeds of such offering. The advisor has agreed to be responsible for the payment of (i) organization and offering expenses (excluding selling commissions and selected dealer fees paid and expenses reimbursed to the sales agent and selected dealers) which exceed 4% of the gross proceeds of each offering and (ii) organization and offering expenses (including selling commissions, fees paid and expenses reimbursed to selected dealers) which exceed 15% of the gross proceeds of each offering. The total costs paid by the advisor and its subsidiaries in connection with offerings of the Company’s securities were $28,261 through September 30, 2006, of which the Company has reimbursed $22,521. Unpaid costs are included in due to affiliates in the accompanying consolidated financial statements.

NOTE 10.	Pro Forma Financial Information

The following consolidated pro forma financial information has been presented as if the Company’s acquisitions made and new financing obtained during the nine months ended September 30, 2006 had occurred on January 1, 2006 and 2005 for the three months and nine months ended September 30, 2006 and 2005. The

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(in thousands, except share and per share amounts)

pro forma financial information is not necessarily indicative of what the actual results would have been, nor does it purport to represent the results of operations for future periods.

	Three Months Ended September 30,
	2006	2005

Pro forma total revenues	$18,038	$16,511
Pro forma net income	7,510	4,215
Pro forma earnings per share:
Basic and diluted	$0.09	$0.05

	Nine Months Ended September 30,
	2006	2005

Pro forma total revenues	$53,368	$48,875
Pro forma net income	19,258	12,887
Pro forma earnings per share:
Basic and diluted	$0.22	$0.15

The pro forma weighted average shares outstanding for the three and nine months ended September 30, 2006 and 2005 were determined as if all shares issued since the inception of the Company were issued on January 1, 2005.

NOTE 11.	Subsequent Events

In October 2006, the Company acquired two investments for a combined purchase price of $19,267. In connection with one of these investments, $9,000 in limited recourse mortgage financing was obtained with a fixed annual interest rate of 6.21% and a term of 13.5 years.

Also, in October and November 2006, the Company, together with certain affiliates, through jointly owned ventures acquired interests in two domestic properties for approximately $42,296. In connection with these acquisitions, the ventures obtained limited recourse mortgage financing totaling $25,700 at a weighted average fixed annual interest rate and term of 5.96% and 10 years. The Company’s proportionate share of cost in these investments and financing obtained is approximately $19,558 and $11,650, respectively.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(in thousands, except share and per share amounts)

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto as of September 30, 2006.

EXECUTIVE OVERVIEW

Business Overview

We are a real estate investment trust (“REIT”) that invests in commercial properties leased to companies domestically and internationally. The primary source of our revenue is earned from leasing real estate, primarily on a triple net lease basis. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, tenant defaults, lease expirations and sales of properties. As of September 30, 2006, our portfolio consisted of 215 properties leased to 44 tenants and totaled approximately 14.8 million square feet. We were formed in 2003 and are managed by W. P. Carey & Co. LLC and its subsidiaries (the “advisor”). As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements relating to the nature of our income, the level of our distributions and other factors.

Current Developments and Trends

Current developments include:

FUND RAISING ACTIVITY — Effective March 27, 2006, we commenced our second public offering of up to 55,000,000 shares of common stock at a price of $10.00 per share (or $550,000) and raised $115,970 during the three months ended September 30, 2006. Since commencing our second offering, we have raised $426,857 through November 14, 2006. We currently expect to close our second offering during either the fourth quarter of 2006 or the first quarter of 2007.

INVESTMENT ACTIVITY — During the three months ended September 30, 2006, we completed five investments, including entering into two build-to-suit projects, at a total cost of approximately $113,000, which is based upon the applicable foreign exchange rate at the date of acquisition and estimated construction costs where appropriate. During the three months ended September 30, 2006, we also obtained limited recourse mortgage financing of $58,433, which is based upon the applicable foreign exchange rate at the date of closing where appropriate, with a weighted average fixed annual interest rate and term of approximately 6.7% and 12.8 years, respectively. Of the five investments made, four are in the U.S. and one is in Malaysia.

TENANT ACTIVITY — In June 2006, our tenants, Clean Earth Kentucky, LLC and Clean Earth Environmental Group LLC (collectively, “Clean Earth,”), which filed for Chapter 11 bankruptcy protection in January 2006, notified us that they would not affirm their lease. Aggregate annual rent under the leases to Clean Earth approximated $710. In July 2006, the assets of Clean Earth were purchased by EZ Pack Holdings, LLC, EZ Pack Manufacturing LLC, and EZ Pack Parts, LLC (collectively, “EZ Pack”), and we entered into a new long-term lease with EZ Pack which provides for initial annual rent consistent with revenue generated under the Clean Earth leases.

QUARTERLY DISTRIBUTION — In September 2006, our board of directors approved and increased the 2006 third quarter distribution to $0.1601 per share payable in October 2006 to shareholders of record as of September 30, 2006.

Current trends include:

We continue to see increased competition for net leased properties as capital continues to flow into real estate, in general, and net leased real estate, in particular. We believe that low long-term interest rates by historical standards have created greater investor demand for yield-based investments, such as net leased real estate, thus creating increased capital flows and a more competitive investment environment.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)
(in thousands, except share and per share amounts)

We believe that several factors may provide us with continued investment opportunities both domestically and internationally including increased merger and acquisition activity, which may provide additional sale-leaseback opportunities as a source of funding, a continued desire of corporations to divest themselves of real estate holdings and increasing opportunities for sale-leaseback transactions in the international market, which continues to make up a large portion of our investment opportunities. Investment activity during the three and nine months ended September 30, 2006 totaled approximately $113,000 and $299,300, respectively as compared to approximately $97,900 and $517,500, respectively for the comparable 2005 periods.

For the nine months ended September 30, 2006, international investments accounted for 37% of our year-to-date investments. For the year ended December 31, 2005, international investments accounted for 54% of total investments. We currently expect international commercial real estate to continue to comprise a significant portion of our total investments although the percentage of international investments in any given period may vary substantially.

Increases in long term interest rates would likely cause the value of our real estate assets to decrease. Increases in interest rates may also have an impact on the credit quality of certain tenants. Rising interest rates would likely cause an increase in inflation and a corresponding increase in the Consumer Price Index (“CPI”). To the extent that the CPI increases, additional rental income streams may be generated for leases with CPI adjustment triggers and partially offset the impact of declining property values. In addition, we constantly evaluate our debt exposure and to the extent that opportunities exist to refinance and lock in lower interest rates over a longer term, we may be able to reduce our exposure to short term interest rate fluctuation.

We have foreign operations and as such are subject to risk from the effects of exchange rate movements in foreign currencies, primarily the Euro. Our results of foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to foreign currencies. During the three months ended September 30, 2006, the average rate for the U.S. dollar in relation to the Euro was moderately weaker than for the comparable 2005 period, and as a result, we experienced a moderately positive impact on our results of foreign operations for the current three-month period versus the comparable 2005 period. However, during the nine months ended September 30, 2006, the average rate for the U.S. dollar in relation to the Euro was moderately stronger than for the comparable 2005 period, and as a result, we experienced a moderately negative impact on our results of operations for the current nine month period versus the comparable 2005 period.

For the nine months ended September 30, 2006, cash flow generated from operations was sufficient to fund distributions paid to shareholders and minority partners and scheduled mortgage principal payments.

How Management Evaluates Results of Operations

Management evaluates our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objectives of funding distributions to stockholders and overall property appreciation. As a result, management’s assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges, such as depreciation and impairment charges.

Management considers cash flows from operations, cash flows from investing activities and cash flows from financing activities (as described in Financial Condition, below) to be important measures in the evaluation of our results of operations, liquidity and capital resources. Cash flows from operations are sourced primarily from long-term lease contracts. Such leases are generally triple net and mitigate, to an extent, our exposure to certain property operating expenses. Management’s evaluation of the amount and expected fluctuation of cash

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)
(in thousands, except share and per share amounts)

flows from operations is essential in assessing our ability to fund operating expenses, service our debt and fund distributions to stockholders.

Management considers cash flows from operating activities plus cash distributions from equity investments in real estate in excess of equity income as a supplemental measure of liquidity in evaluating our ability to sustain distributions to stockholders. Management considers this measure useful as a supplemental measure to the extent the source of distributions in excess of equity income in real estate is the result of non-cash charges, such as depreciation and amortization, because it allows management to evaluate such cash flows from consolidated and unconsolidated investments in a comparable manner. In deriving this measure, cash distributions from equity investments in real estate that are sourced from the sales of the equity investee’s assets or refinancing of debt are excluded because they are deemed to be returns of investment.

Management focuses on measures of cash flows from investing activities and cash flows from financing activities in its evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property and the funding of capital expenditures with respect to real properties. Cash flows from financing activities primarily consist of the payment of distributions to stockholders, obtaining limited recourse mortgage financing, generally in connection with the acquisition or refinancing of properties, and the payment of mortgage principal amortization. Our financing strategy has been to purchase substantially all of our properties with a combination of equity and limited recourse mortgage debt. A lender on a limited recourse mortgage loan has recourse only to the property collateralizing such debt and not to any of our other assets. This strategy has allowed us to diversify our portfolio of properties and, thereby, limit our risk. In the event that a balloon payment comes due, we may seek to refinance the loan, restructure the debt with existing lenders, and evaluate our ability to pay the balloon payment from our cash reserves or sell the property and use the proceeds to satisfy the mortgage debt.

Our operations consist primarily of the investment in and the leasing of commercial real estate. Management’s evaluation of the sources of lease revenues for the nine months ended September 30, 2006 and 2005 is as follows:

	Nine Months Ended September 30,
	2006	2005

Rental income	$34,876	$19,359
Interest income from direct financing leases	10,935	6,964

	$45,811	$26,323

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)
(in thousands, except share and per share amounts)

We earned net lease revenues (i.e., rental income and interest income from direct financing leases) from our direct ownership of real estate from the following lease obligations:

	Nine Months Ended September 30,
	2006	2005

Telcordia Technologies, Inc.(a)	$6,692	$4,823
The Talaria Company (Hinckley)(a)(b)	3,759	2,030
Huntsman International, LLC(a)	3,019	241
MetoKote Corporation, MetoKote Canada Limited and MetoKote de Mexico(a)(c)	2,860	1,229
Ply Gem Industries, Inc.(c)	2,659	2,564
Finisar Corporation(a)	2,453	2,154
Foss Manufacturing Company, LLC(f)	2,397	2,397
Polestar Petty Ltd.(c)	2,004	2,015
LFD Manufacturing Limited and IDS Logistics (Thailand) Limited(a)(c)(e)	1,762	1,162
Murray International Metals, Limited(a)(c)	1,561	—
Kings Super Markets Inc.(d)	1,457	—
HMS Healthcare, Inc.	1,278	1,351
Plantagen Finland Oy and Plantagen Sverige AB(c)	1,252	1,279
Bob’s Discount Furniture, LLC(a)	1,236	119
Xpedite Systems, Inc.	1,194	1,194
Precise Technology Group, Inc.	1,086	1,021
Castle Rock Industries, Inc.	1,025	993
Dick’s Sporting Goods, Inc.(a)(b)	1,012	—
Hilite Germany GmbH & Co. KG(c)(d)	862	—
Career Education Corp.(a)	764	238
Utex Industries, Inc.(d)	720	—
Other(a)(c)(d)	4,759	1,513

	$45,811	$26,323

(a)	We acquired or placed into service our interest in this investment during 2005.

(b)	Includes lease revenues applicable to minority interests totaling $2,139 and $609 in 2006 and 2005, respectively.

(c)	Revenue amounts are subject to fluctuations in foreign currency exchange rates.

(d)	We acquired or placed into service our interest in this investment during 2006.

(e)	We completed an expansion at this property in December 2005.

(f)	In May 2006, Foss Manufacturing Company, LLC assumed the lease of Foss Manufacturing Company, Inc., which was operating under bankruptcy protection since September 2005.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)
(in thousands, except share and per share amounts)

We recognize income from equity investments in real estate of which lease revenues are a significant component. Our ownership interests range from 25% to 50%. Our share of net lease revenues in the following lease obligations is as follows:

	Nine Months Ended September 30,
	2006	2005

U-Haul Moving Partners, Inc. and Mercury Partners, LP	$6,587	$6,587
Thales S.A.(a)	2,929	2,951
Hellweg Die Profi-Baumarkte GmbH & Co. KG(a)(b)	2,370	893
Police Prefecture, French Government(a)(b)	2,319	662
Pohjola Non-life Insurance Company(a)	2,267	2,269
TietoEnator Plc(a)	2,121	2,126
OBI A.G. (a)(c)	1,706	—
Actuant Corporation(a)	571	562

	$20,870	$16,050

(a)	Revenue amounts are subject to fluctuations in foreign currency exchange rates.

(b)	We acquired or placed into service our interest in this investment during 2005.

(c)	We acquired or placed into service our interest in this investment during 2006.

RESULTS OF OPERATIONS

The results of operations presented below for the three and nine months ended September 30, 2006 and 2005 are not expected to be representative of future results because we anticipate that our asset base will continue to increase substantially as we invest the proceeds from our second public offering. As our asset base increases, revenues and general and administrative and property expenses as well as depreciation are expected to increase. Interest expense is expected to increase as we obtain mortgage financing for our investments.

Lease Revenues

For the three months ended September 30, 2006 and 2005, lease revenues (rental income and interest income from direct financing leases) increased by $6,007 primarily as a result of recent investment activity. Lease revenues from several investments acquired or placed into service during 2006 and 2005 contributed $5,596 of this increase and rent increases at several existing properties contributed $243.

For the nine months ended September 30, 2006 and 2005, lease revenues increased by $19,488 primarily as a result of lease revenue generated from investments acquired or placed into service during 2005 and 2006.

Our leases generally have rent increases based on formulas indexed to increases in the CPI or other indices for the jurisdiction in which the property is located, sales overrides or other periodic increases, which are designed to increase lease revenues in the future.

We have acquired several international investments and expect that such investments will continue to make up a significant portion of our investment activity. We expect lease revenue from our international investments to fluctuate in the future in connection with exchange rate movements in foreign currencies.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)
(in thousands, except share and per share amounts)

Depreciation and Amortization

For the three and nine months ended September 30, 2006 as compared to the comparable 2005 periods, depreciation and amortization increased $1,218 and $4,212, respectively, primarily as a result of depreciation and amortization incurred on investments entered into during 2006 and 2005.

Property Expenses

For the three months ended September 30, 2006 and 2005, property expenses increased by $1,076 primarily due to an increase in asset management and performance fees of $764 as well as an increase in reimbursable tenant costs, which are recorded as both revenue and expense and therefore have no impact on net income. The increase in asset management and performance fees paid to the advisor results from an increase in our asset base due to recent investment activity in 2006 and 2005.

For the nine months ended September 30, 2006 and 2005, property expenses increased by $3,506 primarily due to an increase in asset management and performance fees of $2,786, an increase in legal expenses of $310 primarily related to the Clean Earth and Foss bankruptcy proceedings and an increase in reimbursable tenant costs.

Income from Equity Investments in Real Estate

Income from equity investments in real estate represents our proportionate share of net income (revenue less expenses) from investments entered into with affiliates or third parties in which we have been deemed to have a non-controlling interest but exercise significant influence.

For the three and nine months ended September 30, 2006, versus the comparable 2005 periods, income from equity investments in real estate increased by $172 and $1,134, respectively, primarily due to our equity participation in several investments entered into during 2006 and 2005.

Other Interest Income

For the three and nine months ended September 30, 2006 as compared to the comparable 2005 periods, other interest income increased by $2,140 and $2,564, respectively, primarily due to an increase in our average cash balances as a result of proceeds received from our second offering and an increase in interest rates.

Minority Interest in Income

We consolidate investments in which we are deemed to have a controlling interest. Minority interest in income represents the proportionate share of net income (revenue less expenses) from such investments that is attributable to the partner(s) holding the non-controlling interest.

For the three and nine months ended September 30, 2006 versus the comparable 2005 periods, the increase in minority interest in income of $258 and $1,119, respectively, reflects the effect of our acquisition of controlling interests in two investments during the second and fourth quarters of 2005.

Interest Expense

For the three and nine months ended September 30, 2006 versus the comparable 2005 periods, interest expense increased by $2,546 and $7,934, respectively. This increase is primarily due to the impact of limited recourse mortgage loans obtained on investments acquired or placed into service during 2006 and 2005, which resulted in higher average outstanding balances.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)
(in thousands, except share and per share amounts)

Net Income

For the three and nine months ended September 30, 2006 versus the comparable 2005 periods, net income increased by $3,768 and $7,729, respectively, primarily due to the results of operations from our recent investments entered into during 2006 and 2005. This investment activity resulted in increases in lease revenue and income from equity investments in real estate, which were partially offset by increases in interest expense, property expenses and depreciation and amortization as described above.

FINANCIAL CONDITION

Uses of Cash During the Period

Cash and cash equivalents totaled $331,469 as of September 30, 2006, which represents an increase of $176,095 since December 31, 2005. We commenced our second public offering of common stock in March 2006. We believe that we have sufficient cash balances to invest in a diversified investment portfolio and meet existing working capital needs. Our use of cash during the nine months ended September 30, 2006 is described below.

OPERATING ACTIVITIES — One of our objectives is to use the cash flow from net leases to meet operating expenses, service debt and fund distributions to shareholders. During the nine months ended September 30, 2006, cash flows from operations of $37,465 were sufficient to fund distributions to shareholders of $28,328, meet scheduled mortgage principal installments of $4,571 and distribute $1,220 to minority interest partners. For 2006, the advisor has elected to receive asset management and performance fees in restricted common stock. As a result of this election, we paid asset management fees of $3,857 through the issuance of common stock rather than in cash. Performance fees have not been paid as we have not yet achieved the performance criterion.

INVESTING ACTIVITIES — Our investing activities are generally comprised of real estate related transactions (purchases and sales of real estate and mortgage loans collateralized by real estate) and the purchase of and sale of short-term investments and marketable securities which we intend to convert to cash. During the nine months ended September 30, 2006, we used $215,902 to complete nine investments and to fund construction costs at six build-to-suit projects, one of which was placed into service during the current nine month period. We also placed $28,419 into escrow, of which $22,504 was for an investment that was completed in July 2006 and $5,915 will be used for future construction costs at an existing build-to-suit project. In June 2006, we received $20,000 from the early prepayment of a mortgage receivable. Our 2006 year-to-date investment activity was funded through the use of existing cash balances and proceeds from limited recourse mortgage financing.

FINANCING ACTIVITIES — During the nine months ended September 30, 2006, we obtained $258,319 from the issuance of stock, net of costs, primarily from our second public offering, which commenced in March 2006. We also obtained $119,744 in mortgage financing to fund investment activity. In addition to making scheduled mortgage principal payments, paying distributions to shareholders and minority partners, we used $3,717 to purchase treasury shares through a redemption plan which allows shareholders to sell shares back to us, subject to certain limitations.

All of our mortgage obligations effectively bear interest at fixed rates. Accordingly, our cash flow should not be adversely affected by increases in interest rates, which are low by historical standards. However, financing on future acquisitions will likely bear higher rates of interest.

Cash Resources

As of September 30, 2006, we had $331,469 in cash and cash equivalents as well as $2,235 in short-term instruments that we intend to convert to cash, which will primarily be used to fund future investments, as well

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)
(in thousands, except share and per share amounts)

as maintain sufficient working capital balances and meet other commitments. In addition, debt may be incurred on unleveraged properties with a carrying value of $23,232 as of September 30, 2006 and any proceeds may be used to finance future investments. We expect to continue raising funds through the second public offering of our common stock, which commenced in March 2006.

We expect cash flows from operating activities to be affected by several factors in the remainder of 2006 and 2007 including:

•	The impact of investments entered into or placed into service during 2006, the full year impact of investments entered into during 2005 and the expected completion of a build-to-suit project in 2006, all of which we expect will have a net positive impact on cash flow.

•	The advisor’s election in 2006 to continue to receive asset management and performance fees in restricted shares. The advisor has not yet made its election for 2007 and accordingly cash flow could be significantly adversely affected if the advisor decides to receive payment for asset management and performance fees in cash versus restricted shares.

•	Scheduled rent increases on several properties during 2006 and 2007 should result in additional cash from operations.

Cash Requirements

During the next twelve months, cash requirements will include scheduled mortgage principal payment installments (we have no mortgage balloon payments scheduled until 2011), paying distributions to shareholders, funding build-to-suit commitments as well as other normal recurring operating expenses. We also intend to use our cash to make new investments to further diversify our portfolio and maintain cash balances sufficient to meet working capital needs.

Based on projected increases in operating cash flows from recent investments, cash flow from operations is expected to be sufficient to meet operating cash flow objectives during the next twelve months. Accordingly, we expect to have sufficient cash flow to continue funding distributions to our shareholders. Distributions are determined based in part upon our long-term projections of cash flow.

Summary of Financing

The table below summarizes our mortgage notes payable as of September 30, 2006 and 2005, respectively.

	September 30,
	2006	2005

Balance:
Fixed rate	$480,521	$296,933
Variable rate	—	—

Total	$480,521	$296,933

Weighted average interest rate at end of period:
Fixed rate	5.96%	5.88%

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — (Continued)
(in thousands, except share and per share amounts)

Aggregate Contractual Agreements

The table below summarizes our contractual obligations as of September 30, 2006 and the effect that such obligations are expected to have on our liquidity and cash flow in future periods.

		Less			More
		Than			Than
		1	1-3	3-5	5
	Total	Year	Years	Years	Years

Mortgage notes payable — Principal	$480,521	$7,939	$19,641	$24,221	$428,720
Mortgage notes payable — Interest	302,079	24,240	56,057	69,427	152,355
Deferred acquisition fees due to affiliates — Principal	23,672	8,399	13,278	1,995	—
Deferred acquisition fees due to affiliates — Interest	3,867	2,634	1,133	100	—
Build-to-suit commitments(1)	82,719	82,719	—	—	—
Operating leases(2)	2,922	188	573	588	1,573

	$895,780	$126,119	$90,682	$96,331	$582,648

(1)	Represents remaining build-to-suit commitments for four projects. Commitments include a project in Blairsville, Pennsylvania where estimated total construction costs are currently projected to total approximately $25,152, of which $8,978 was funded as of September 30, 2006; a project in Plainfield, Indiana where estimated total construction costs are currently projected to total approximately $17,600 of which $13,682 was funded as of September 30, 2006; a project in Laramie, Wyoming, where estimated total construction costs are currently projected to total approximately $24,731 of which $14,063 was funded as of September 30, 2006; a project in Bloomington, Minnesota, where estimated total construction costs are currently projected to total approximately $47,200 of which $6,988 was funded as of September 30, 2006 and a project in Norwich, Connecticut, where estimated total construction costs are currently projected to total approximately $12,500 of which $753 was funded as of September 30, 2006.

(2)	Operating lease obligations consist primarily of our share of minimum rents payable under an office cost-sharing agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities. Such amounts are allocated among the entities based on gross revenues and are adjusted quarterly.

Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies as of September 30, 2006.

As of September 30, 2006, we have no material capital lease obligations for which we are the lessee, either individually or in the aggregate.

SUBSEQUENT EVENTS

In October 2006, we acquired two investments for a combined purchase price of $19,267. In connection with one of these investments, $9,000 in limited recourse mortgage financing was obtained with a fixed annual interest rate of 6.21% and a term of 13.5 years.

Also, in October and November 2006, we, together with certain affiliates, through jointly owned ventures, acquired interests in two domestic properties for approximately $42,296. In connection with these acquisitions, the ventures obtained limited recourse mortgage financing totaling $25,700 at a weighted average fixed annual interest rate and term of 5.96% and 10 years. Our proportionate share of cost in these investments and financing obtained is approximately $19,558 and $11,650, respectively.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 3. — QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
(in thousands)

Market risk is the exposure to loss resulting from changes in interest rates, credit spreads, foreign currency exchange rates and equity prices. In pursuing our business plan, the primary market risks to which we are exposed are interest rate risk and foreign currency exchange rate risks.

Interest Rate Risk

The value of our real estate is subject to fluctuations based on changes in interest rates, local and regional economic conditions and changes in the creditworthiness of lessees, and which may affect our ability to refinance our debt when balloon payments are scheduled.

All of our long-term debt effectively bears interest at fixed rates, and therefore the fair value of these instruments is affected by changes in the market interest rates. The following table presents principal cash flows based upon expected maturity dates and scheduled amortization payments of our debt obligations and the related weighted-average interest rates by expected maturity dates for our fixed rate debt. The annual interest rates on our fixed rate debt as of September 30, 2006 ranged from 4.36% to 7.34%.

								Fair
	2006	2007	2008	2009	2010	Thereafter	Total	Value

Fixed rate debt	$1,833	$8,361	$9,594	$10,557	$11,508	$438,668	$480,521	$479,932
Weighted average interest rate	6.01%	5.94%	5.97%	5.99%	6.00%	5.95%

A change in interest rates of 1% would not have an effect on annual interest expense as we have no variable rate debt. A change in interest rates of 1% would increase or decrease the fair value of our fixed rate debt at September 30, 2006 by approximately $23,612.

Although we have not experienced any credit losses on investments in loan participations, in the event of a significant rising interest rate environment and/or economic downturn, loan defaults could increase and result in us recognizing credit losses, which could adversely affect our liquidity and operating results. Further, such defaults could have an adverse effect on the spreads between interest earning assets and interest bearing liabilities.

Foreign Currency Exchange Rate Risk

We have foreign operations in the European Union, Thailand, Malaysia and Canada and as such are subject to risk from the effects of exchange rate movements of foreign currencies, which may affect future costs and cash flows. A significant portion of our foreign operations were conducted in the Euro. We are likely to conduct business in other currencies as we seek to invest funds from our offering internationally. For all currencies we are a net receiver of the foreign currency (we receive more cash then we pay out) and therefore our foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to the foreign currency. Net realized and unrealized foreign currency translation gains of $163 and losses of $1,154 are included in the accompanying financial statements for the nine months ended September 30, 2006 and 2005, respectively. Such gains are primarily due to changes in foreign currency on accrued interest receivable on notes receivable from wholly-owned subsidiaries.

To date, we have not entered into any foreign currency forward exchange contracts to hedge the effects of adverse fluctuations in foreign currency exchange rates. We have obtained limited recourse mortgage financing at fixed rates of interest in the local currency. To the extent that currency fluctuations increase or decrease rental revenues as translated to dollars, the change in debt service, as translated to dollars, will partially offset the effect of fluctuations in revenue, and, to some extent mitigate the risk from changes in foreign currency rates.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

ITEM 4. — CONTROLS AND PROCEDURES

Our disclosure controls and procedures include our controls and other procedures designed to provide reasonable assurance that information required to be disclosed in this and other reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is accumulated and communicated to our management, including our Chief Executive Officer and acting Chief Financial Officer, to allow timely decisions regarding required disclosure and to ensure that such information is recorded, processed, summarized and reported, within the required time periods specified in the SEC’s rules and regulations.

Our Chief Executive Officer and acting Chief Financial Officer have conducted a review of our disclosure controls and procedures as of September 30, 2006. Based upon this review, our Chief Executive Officer and acting Chief Financial Officer have concluded that our disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) are sufficiently effective to ensure that the information required to be disclosed by us in the reports we file under the Exchange Act is recorded, processed, summarized and reported within the required time periods specified in the SEC’s rules and regulations.

There have been no changes during the third quarter of 2006 in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

PART II
(in thousands, except share and per share amounts)

ITEM 2. — UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

(a) For the quarter ended September 30, 2006, 141,617 shares of common stock were issued to the advisor as consideration for asset management and performance fees. Shares were issued at $10 per share. Since none of these transactions were considered to have involved a “public offering” within the meaning of Section 4(2) of the Securities Act, as amended, the shares issued were deemed to be exempt from registration. In acquiring our shares, the advisor represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

(c) Issuer Purchases of Equity Securities

Maximum Number
(or Approximate
			Total Number	Dollar Value)
			of Shares	of Shares
			Purchased as	that May
			Part of	Yet be
	Total Number	Average Price	Publicly Announced	Purchased Under
	of Shares	Paid per	Plans or	the Plans
2006 Period	Purchased(1)	Share	Programs(1)	or Programs(1)

July	24,363	$9.30	N/A	N/A
August	—	$—	N/A	N/A
September	137,750	$9.30	N/A	N/A

Total	162,113

(1)	All shares were purchased pursuant to our redemption plan, which we announced in December 2003. Under our redemption plan we may elect to redeem shares of our common stock subject to certain conditions and limitations. The maximum amount of shares purchasable by us in any period depends on the availability of funds generated by the Distribution Reinvestment and Share Purchase Plan and other factors at the discretion of our Board of Directors. However, at no time during a 12-month period may the number of shares redeemed by us exceed 5% of the number of shares of our outstanding common stock at the beginning of such period. The redemption plan will terminate if and when our shares are listed on a national securities exchange or included for quotation on Nasdaq.

ITEM 6. — EXHIBITS

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED

11/14/2006 Date	By:	/s/ Mark J. DeCesaris Mark J. DeCesaris Managing Director and acting Chief Financial Officer (acting Principal Financial Officer)

11/14/2006 Date	By:	/s/ Claude Fernandez Claude Fernandez Managing Director and Chief Accounting Officer (Principal Accounting Officer)